EXHIBIT 10.1

AGREEMENT OF SALE AND PURCHASE

BETWEEN
HINES REIT 2200 ROSS AVENUE LP,
a Delaware limited partnership
as Seller

AND

FORTIS PROPERTY GROUP, LLC,
a Delaware limited liability company
as Purchaser

pertaining to

2200 ROSS AVENUE, DALLAS, TEXAS
EXECUTED EFFECTIVE AS OF

MAY 9, 2016

AGREEMENT OF SALE AND PURCHASE
THIS AGREEMENT OF SALE AND PURCHASE (this “Agreement”) is entered into and effective for all purposes as of May 9, 2016 (the “Effective Date”), by and between HINES REIT 2200 ROSS AVENUE LP, a Delaware limited partnership (“Seller”), and FORTIS PROPERTY GROUP, LLC, a Delaware limited liability company (“Purchaser”).
In consideration of the mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. For purposes of this Agreement, the following capitalized terms have the meanings set forth in this Section 1.1:
“Acceptable Estoppel Certificates” has the meaning ascribed to such term in Section 7.2.
“Additional Title Companies” means collectively, Chicago Title and Bridge Title.
“Affiliate” means any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Purchaser or Seller, as the case may be. For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.
“Agreement” has the meaning ascribed to such term in the opening paragraph.
“Approval Notice” has the meaning ascribed to such term in Section 5.4.
“Assigned Service Contracts” has the meaning ascribed to such term in Section 3.2.
“Authorities” means the various governmental and quasi-governmental bodies or agencies having jurisdiction over Seller, the Real Property, the Improvements, or any portion thereof.
“Authorized Qualifications” has the meaning ascribed to such term in Section 10.8.
“Blocked Person” has the meaning ascribed to such term in Section 7.3.
“Bridge Title” means Bridge Title Company, as agent for Chicago Title Insurance Company, at its offices located at 3100 Monticello, Suite 800, Dallas, Texas 75205, Attn: Kristi Covey, Telephone No.: (972) 861-1065, Email: Kristi.Covey@btcct.com.

“Broker” has the meaning ascribed to such term in Section 11.1.
“Business Day” means any day other than a Saturday, Sunday or a day on which national banking associations are authorized or required to close in Dallas, Texas or in New York, New York. In the event that any date or any period provided for in this Agreement shall end on a day other than a Business Day, the applicable date shall be, or the period shall end on, the next Business Day.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), as amended by the Superfund Amendments Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), as the same may be amended.
“Certificate as to Foreign Status” has the meaning ascribed to such term in Section 10.3(f).
“Certifying Party” has the meaning ascribed to such term in Section 4.6.
“Chicago Title” means Chicago Title Insurance Company, at its offices located at 712 Main Street, Suite 2000 E, Houston, Texas 77002, Attn: Reno Hartfiel, Telephone No.: (713) 238-9164, Email: Reno.Hartfiel@fnf.com.
“City Licenses” means the licenses described on Exhibit L attached hereto.
“Claims” means any and all liability, responsibility, penalties, fines, suits, demands, actions, losses, damages, expenses, causes of action, proceedings, judgments, executions, costs of any kind or nature whatsoever and claims.
“Closing” means the consummation of the purchase and sale of the Property contemplated by this Agreement, as provided for in Article X.
“Closing Date” means the date on which the Closing occurs, which date shall be June 13, 2016, which date may be extended by Seller in its sole discretion to a date no later than thirty (30) calendar days thereafter, in accordance with Section 10.1, or such earlier or later date to which Purchaser and Seller may hereafter agree in writing; provided, however, notwithstanding the foregoing, Purchaser shall have the right to extend the Closing Date by (a) delivering written notice of the extended, new Closing Date to Seller on or before June 10, 2016, but in no event shall such extended, new Closing Date be later than July 13, 2016 and (b) depositing with the Title Company on or before the originally scheduled Closing Date, in immediately available federal funds, the sum of $1,000,000.00 which shall be held in escrow by the Title Company pursuant to the terms of this Agreement and become a part of the Earnest Money Deposit.
“Closing Documents” has the meaning ascribed to such term in Section 16.1.
“Closing Statement” has the meaning ascribed to such term in Section 10.4(a).

“Closing Surviving Obligations” means the covenants, rights, liabilities and obligations set forth in Sections 3.2, 4.8, 4.10, 5.2(d), 5.3, 5.5, 5.6, 6.2(c), 7.1, 7.4, 8.1 (subject to Section 16.1), 8.2, 10.4 (subject to the limitations therein), 10.6, 10.7, 11.1, 14.1, 15.1, 16.1, 17.2, 17.10, 17.14, 17.15, 17.16, and 17.17 and Article XIII.
“Closing Time” has the meaning ascribed to such term in Section 10.4(a).
“Code” has the meaning ascribed to such term in Section 4.10.
“Contingency Date” means May 12, 2016.
“Deed” has the meaning ascribed to such term in Section 10.3(a).
“Delinquent” has the meaning ascribed to such term in Section 10.4(b).
“Delinquent Rental Proration Period” has the meaning ascribed to such term in Section 10.4(b).
“Deposit Time” means 3:00 p.m. Central Time on the Closing Date.
“Documents” has the meaning ascribed to such term in Section 5.2(a).
“Due Diligence Items” has the meaning ascribed to such term in Section 5.4.
“Earnest Money Deposit” has the meaning ascribed to such term in Section 4.1. The term “Earnest Money Deposit” shall also include any further amounts, if any, deposited by Purchaser with the Title Company as provided in (a) the definition of the term “Closing Date” in Section 1.1 above and/or (b) clause (b) of Section 5.4 below, which will also be held in escrow by the Title Company pursuant to the terms of this Agreement.
“Effective Date” has the meaning ascribed to such term in the opening paragraph of this Agreement.
“Environmental Laws” means all federal, state and local laws, rules, statutes, directives, binding written interpretations, binding written policies, court decisions, ordinances and regulations, now or hereafter in force and effect and as amended from time to time, issued by any Authorities in any way relating to or regulating human health, safety, industrial hygiene or environmental conditions, or the protection of the environment or pollution or contamination of the air (whether indoor or outdoor), soil gas, soil, surface water or groundwater, including but not limited to CERCLA, the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), RCRA, the Solid Waste Disposal Act, the Clean Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Endangered Species Act, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), the National Environmental Policy Act (42

U.S.C. § 4321 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and any and all other comparable state and local equivalents.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Instructions” has the meaning ascribed to such term in Section 4.3.
“Executive Order” has the meaning ascribed to such term in Section 7.3.
“Final Proration Date” has the meaning ascribed to such term in Section 10.4(a).
“Gap Notice” has the meaning ascribed to such term in Section 6.2(b).
“General Conveyance” has the meaning ascribed to such term in Section 10.3(b).
“Governmental Regulations” means all laws, ordinances, rules and regulations of the Authorities applicable to Seller or Seller’s use and operation of the Real Property or the Improvements or any portion thereof.
“Hazardous Substances” means any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant, effluent, emission, or contaminant, or words of similar import, in any of the Environmental Laws, and includes (a) petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, radon gas, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum-based products and petroleum additives and derived substances, lead-based or lead-containing paint, mold, fungi or bacterial matter, polychlorinated biphenyls (PCBs), radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity, asbestos, asbestos-containing material, electromagnetic waves, urea formaldehyde foam insulation and transformers or other equipment that contains dielectric fluid containing PCBs, and (b) any solid, liquid, gaseous or thermal irritant or contaminant, including smoke, vapor, soot, fumes, acids, alkalis, chemicals, waste, phosphates, or chlorine.
“Immaterial Events” has the meaning ascribed to such term in Section 10.8.
“Improvements” means all buildings, structures, fixtures, parking areas and improvements owned by Seller and located on the Real Property.
“Independent Consideration” has the meaning ascribed to such term in Section 4.2.
“Intangible Personal Property” means, collectively, all trade names, trademarks, logos, and service marks (in each case, if any) utilized solely by Seller or which Seller has a right to utilize in connection with the operation of the Real Property and Improvements thereon (other than the names or variations thereof of Hines Interests Limited Partnership (or Hines), Seller, its Affiliates, the property manager and Tenants), provided however, that the foregoing definition shall specifically exclude all Reserved Company Assets.

“Leasing Costs” means, with respect to any particular Tenant Lease at the Property, all leasing commissions, brokerage commissions, tenant improvement allowances, rent abatements, free rent and similar inducements, capital costs and expenses incurred for capital improvements to satisfy the initial construction obligations under such Tenant Lease, legal and other professional fees, payments made for the purposes of satisfying or buying out the obligations of a Tenant under such Tenant Lease to the landlord of another lease, relocation costs and all other expenditures, in each case, to the extent that the landlord under such Tenant Lease is responsible for the payment of such cost or expense.
“License Agreements” means the telecommunications licenses, parking agreements, and other licenses and agreements listed on Exhibit K attached hereto.
“License Assignment” means an assignment and assumption of license in the forms of Exhibits M-1, M-2, and M-3 attached hereto.
“Licensee Parties” has the meaning ascribed to such term in Section 5.1(a).
“Licenses and Permits” means, collectively, all licenses, permits, certificates of occupancy, approvals, dedications, development rights, subdivision maps and entitlements issued, approved or granted by the Authorities prior to Closing in connection with the Real Property and the Improvements, together with all renewals and modifications thereof, excluding the City Licenses.
“Major Tenants” has the meaning ascribed to such term in Section 7.2.
“Material Breach” has the meaning ascribed to such term in Section 10.9(a).
“Must-Cure Matters” has the meaning ascribed to such term in Section 6.2(c).
“New Exceptions” has the meaning ascribed to such term in Section 6.2(b).
“OFAC” has the meaning ascribed to such term in Section 7.3.
“Official Records” means the official records of Dallas County, Texas.
“Operating Expense Recoveries” has the meaning ascribed to such term in Section 10.4(c).
“Other Party” has the meaning ascribed to such term in Section 4.6.
“Permitted Exceptions” has the meaning ascribed to such term in Section 6.3.
“Permitted Outside Parties” has the meaning ascribed to such term in Section 5.2(b).

“Personal Property” means, collectively, all equipment, appliances, tools, supplies, machinery, artwork, furnishings and other tangible personal property attached to, appurtenant to, located in and used exclusively in connection with the ownership or operation of the Improvements owned by Seller, but specifically excluding (i) any items of personal property owned by Tenants of the Improvements, (ii) any items of personal property owned by third parties and leased to Seller, (iii) any items of personal property owned or leased by Seller’s property manager, and (iv) all other Reserved Company Assets.
“Property” has the meaning ascribed to such term in Section 2.1.
“Property Approval Period” shall have the meaning ascribed to such term in Section 5.4.
“Proration Items” has the meaning ascribed to such term in Section 10.4(a).
“PTR” has the meaning ascribed to such term in Section 6.2(a).
“Purchase Price” has the meaning ascribed to such term in Section 3.1.
“Purchaser” has the meaning ascribed to such term in the opening paragraph of this Agreement.
“Purchaser Person” has the meaning ascribed to such term in Section 8.2(e).
“Quit Claim Deed” has the meaning ascribed to such term in Section 10.3(a).
“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended by the Hazardous and Solid Wastes Amendments of 1984, and as further amended.
“Real Property” means those certain parcels of or interests in the real property located at 2200 Ross Avenue, Dallas, Texas and the parking garage located at 720 Olive Street, Dallas, Texas, as more particularly described on Exhibit A attached hereto, together with all of Seller’s right, title and interest, if any, in and to the appurtenances pertaining thereto, including but not limited to Seller’s right, title and interest in and to the streets, alleys and right-of-ways which abut such real property, and any easement rights, air rights, subsurface rights, development rights and water rights appurtenant to such real property.
“Rentals” has the meaning ascribed to such term in Section 10.4(b), and some may be “Delinquent” in accordance with the meaning ascribed to such term in Section 10.4(b).
“Reporting Person” has the meaning ascribed to such term in Section 4.10(a).
“Reserved Company Assets” shall mean the following assets of Seller as of the Closing Date: all cash, cash equivalents (including certificates of deposit), deposits held by third parties (e.g., utility companies), accounts receivable and any right to a refund or other payment relating to a period prior to the Closing, including any real estate tax refund (subject to the prorations and obligations hereinafter set forth), bank accounts, claims or other rights against any present or prior partner, member, employee, agent, manager, officer or director of Seller or its direct or indirect partners, members, shareholders or affiliates, any refund in connection with termination of Seller’s existing insurance policies, all contracts between Seller and any law firm, accounting firm, property manager, leasing agent, broker, environmental consultants and other consultants and appraisers entered into prior to the Closing, any proprietary or confidential materials (including any materials relating to the background or financial condition of a present or prior direct or indirect partner or member of Seller), the internal books and records of Seller relating, for example, to contributions and distributions prior to the Closing, any software, the names “”Hines” “Hines Interests Limited Partnership”, and any derivations thereof, and any trademarks, trade names, brand marks, brand names, trade dress or logos relating thereto, any development bonds, letters of credit or other collateral held by or posted with any Authority or other third party with respect to any improvement, subdivision or development obligations concerning the Property or any other real property, and any other intangible property that is not used exclusively in connection with the Property; provided, however, the term “Reserved Company Assets” shall not include any Tenant Leases or Tenant Deposits.
“Seller” has the meaning ascribed to such term in the opening paragraph of this Agreement.
“Seller Certificate” has the meaning ascribed to such term in Section 7.2(b).
“Seller Persons” has the meaning ascribed to such term in Section 8.1(l).
“Seller Released Parties” has the meaning ascribed to such term in Section 5.6(a).
“Service Contracts” means, collectively, all service agreements, maintenance contracts, equipment leasing agreements, warranties, guarantees, bonds and other contracts for the provision of labor, services, materials or supplies relating to the Real Property, Improvements or Personal Property owned by Seller and under which Seller is currently paying for services rendered in connection with the Property, as listed and described on Exhibit B attached hereto, together with all renewals, supplements, amendments and modifications thereof and any new such agreements entered into after the Effective Date, to the extent permitted by Section 7.1(e), excluding the License Agreements and excluding any brokerage commission agreements relating to leasing or selling the Property or any portion thereof.
“Service Contract Notice Letters” has the meaning ascribed to such term in Section 10.7(b).
“Significant Portion” means (a) damage by fire or other casualty (or loss of value due to condemnation or eminent domain proceedings) to the Real Property and the Improvements or a portion thereof requiring repair costs (or resulting in a loss of value) in excess of an amount equal to three percent (3%) of the Purchase Price as such repair costs or loss of value calculation is reasonably estimated by Seller in accordance with the terms of Section 9.2 or (b) in the case of condemnation or eminent domain proceedings, loss of any material portion of the Real Property and the Improvements or a portion thereof required for the ownership, use and operation of the Real Property and the Improvements, e.g. access, ingress and egress to and from the Real Property and the Improvements.
“Tenant Deposits” means all security deposits, paid or deposited by the Tenants to Seller, as landlord, or any other person on Seller’s behalf pursuant to the Tenant Leases, which have not been applied to obligations under Tenant Leases (together with any interest which has accrued thereon, but only to the extent such interest has accrued for the account of the respective Tenants). “Tenant Deposits” shall also include all non-cash security deposits, such as letters of credit.
“Tenant Leases” means the following pertaining to the Improvements: (i) any and all written leases, rental agreements, occupancy agreements and license agreements (and any and all written renewals, amendments, modifications and supplements thereto), and all guaranties related thereto, entered into on or prior to the Effective Date, to the extent identified on Exhibit F-1 hereto, (ii) any and all new written leases, rental agreements, occupancy agreements and license agreements, and all guaranties related thereto, entered into after the Effective Date, and (iii) any and all new written renewals, amendments, modifications and supplements, and all guaranties related thereto, to any of the foregoing entered into after the Effective Date; provided, however, with respect to clauses (ii) and (iii) above, only to the extent approved by Purchaser pursuant to Section 7.1(d) to the extent such approval is required under Section 7.1(d). Tenant Leases will not include subleases, franchise agreements or similar occupancy agreements entered into by Tenants which, by their nature, are subject to Tenant Leases.
“Tenant Notice Letters” has the meaning ascribed to such term in Section 10.7(a).
“Tenants” means all persons or entities leasing, renting or occupying space within the Improvements pursuant to the Tenant Leases, but expressly excludes any subtenants, licensees, concessionaires, franchisees or other persons or entities whose occupancy is derived through Tenants.
“Termination Nullification Notice” has the meaning ascribed to such term in Section 10.9(a).
“Termination Nullification Period” has the meaning ascribed to such term in Section 10.9(a).
“Termination Surviving Obligations” means the rights, liabilities and obligations set forth in Sections 4.6, 4.7, 5.2, 5.3, 5.4, 5.6, 7.3, 10.8, 10.9, 11.1, 12.1, 14.1, 15.1, and 17.17 and Article XIII and Article XVII.
“Title Company” means Madison Title Agency, LLC, , as agent for Stewart Title Guaranty Company, at its offices located at 8435 Stemmons Freeway, Suite 330, Dallas, Texas 75247, Attn: Mr. Samuel Herskovits, Telephone No.: (214) 461-4817, Facsimile No.: (214) 932-0008, Email: SHerskovits@madisontitle.com.

“Title Policy” has the meaning ascribed to such term in Section 6.3.
“To Seller’s Knowledge” and similar terms means the present actual (as opposed to constructive or imputed) knowledge solely of Blake Williams (the advisor’s Asset Manager) and Tyler Baker (the property manager’s Managing Director – Asset Management), without any independent investigation or inquiry whatsoever. The individuals referenced in the preceding sentence (a) have current asset management responsibility for and on behalf of the property manager and/or adviser to, and therefore, for and on behalf of, Seller for the ownership, management, use, leasing, occupancy, operation, maintenance and repair of the Property, (b) have collectively been involved for an extended period of time in the day-to-day management and operation of the Property for and on behalf of the property manager and/or adviser to, and therefore, for and on behalf of, Seller and (c) are the individuals for and on behalf of the property manager and/or adviser to, and therefore, for and on behalf of, Seller who would have the best and most current and accurate information and knowledge concerning the matters set forth in this Agreement with respect to the Property. Such individuals are named in this Agreement solely for the purpose of establishing the scope of Seller’s knowledge. Such individuals shall not be deemed to be parties to this Agreement nor to have made any representations or warranties hereunder, and no recourse shall be had to such individuals for any of Seller’s representations and warranties hereunder (and Purchaser hereby waives any liability of or recourse against such individuals, some of which are not employees of Seller, but are employees of the third-party manager and/or advisor for the Property).
“Updated Survey” has the meaning ascribed to such term in Section 6.1.
Section 1.2    References; Exhibits and Schedules. Except as otherwise specifically indicated, all references in this Agreement to Articles or Sections refer to Articles or Sections of this Agreement, and all references to Exhibits or Schedules refer to Exhibits or Schedules attached hereto, all of which Exhibits and Schedules are incorporated into, and made a part of, this Agreement by reference. The words “herein,” “hereof,” “hereinafter” and words and phrases of similar import refer to this Agreement as a whole and not to any particular Section or Article.
ARTICLE II
AGREEMENT OF PURCHASE AND SALE
Section 2.1    Agreement. Seller hereby agrees to sell, convey and assign to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, on the Closing Date and subject to the terms and conditions of this Agreement, all of Seller’s right, title, and interest in and to the Real Property, together with all of Seller’s right, title and interest in and to each of the following attributable to the Real Property: (a) the Improvements; (b) the Personal Property; (c) the Tenant Leases in effect on the Closing Date; (d) the Service Contracts in effect on the Closing Date; (e) the Licenses and Permits; (f) the Intangible Personal Property; (g) the City Licenses; and (h) the License Agreements, in each of the cases of (e), (f), (g), and (h) to the extent assignable without the necessity of consent or approval and, if consent or approval is required, to the extent any necessary consent or approval has been obtained (collectively with the Real Property, the “Property”).

Section 2.2    Indivisible Economic Package. Purchaser has no right to purchase, and Seller has no obligation to sell, less than all of the Property, it being the express agreement and understanding of Purchaser and Seller that, as a material inducement to Seller and Purchaser to enter into this Agreement, Purchaser has agreed to purchase, and Seller has agreed to sell, all of the Property, subject to and in accordance with the terms and conditions hereof.
ARTICLE III
CONSIDERATION
Section 3.1    Purchase Price. The purchase price for the Property (the “Purchase Price”) is $280,000,000.00 in lawful currency of the United States of America, payable as provided in Section 3.3.
Section 3.2    Assumption of Obligations. As additional consideration for the purchase and sale of the Property, effective as of the Closing Date, Purchaser will be deemed to have, and by virtue of closing the purchase of the Property, Purchaser shall have assumed and agreed to perform or pay, as applicable, (i) all of the covenants and obligations of Seller in the Tenant Leases, the Service Contracts which Purchaser has designated to Seller will be assigned pursuant to the General Conveyance and are not to be terminated by Seller at and as of Closing pursuant to Section 5.2(f) (collectively, the “Assigned Service Contracts”), the Licenses and Permits, the Intangible Personal Property, the City Licenses and the License Agreements assigned to Purchaser and which are to be performed, and first arise and accrue, on or subsequent to the Closing Date, but not before, which Service Contracts other than the Assigned Service Contracts and prior covenants and obligations shall continue to be the responsibility and obligation of Seller, and (ii) the Leasing Costs, if any, for which Purchaser is responsible under Section 10.4(e) below. Notwithstanding anything to the contrary contained in the foregoing provisions of this Section 3.2, Seller’s obligations under this Section 3.2 shall not apply to any claims which (i) are based on any matter which is identified in this Agreement (including the Exhibits hereto) as an exception or qualification to any representation or warranty of Seller set forth in this Agreement, or in any estoppel certificates delivered to Purchaser at or prior to Closing pursuant to this Agreement; (ii) are based on a liability which was taken into account as a Closing adjustment pursuant to Section 10.4, and/or (iii) are based on any claims expressly assumed or expressly waived by Purchaser pursuant to this Agreement, including any claims pertaining to the physical or environmental condition of the Property. This Section 3.2 shall survive Closing.
Section 3.3    Method of Payment of Purchase Price. No later than the Deposit Time, and subject to the terms and conditions of this Agreement, Purchaser will deposit in escrow with the Title Company the Purchase Price (subject to adjustments described in Section 10.4 and a credit for the Earnest Money Deposit and interest thereon being applied to the Purchase Price), together with all other costs and amounts to be paid by Purchaser at Closing pursuant to the terms of this Agreement, by Federal Reserve wire transfer of immediately available funds to an account to be designated by the Title Company. No later than 3:00 p.m. Eastern time on the Closing Date, and subject to the terms and conditions of this Agreement: (a) Purchaser will direct the Title Company to (i) pay to Seller by Federal Reserve wire transfer of immediately available federal funds to an account to be designated by Seller, the Purchase Price (subject to adjustments described in Section

10.4 and a credit for the Earnest Money Deposit and interest thereon being applied to the Purchase Price), less any costs or other amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, and (ii) pay to all appropriate payees the other costs and amounts to be paid by Purchaser at Closing pursuant to the terms of this Agreement, and (b) Seller will direct the Title Company to pay to the appropriate payees out of the proceeds of Closing payable to Seller, all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement.
ARTICLE IV
EARNEST MONEY DEPOSIT AND ESCROW INSTRUCTIONS
Section 4.1    Earnest Money Deposit. Within one (1) Business Day after the Effective Date, Purchaser shall deposit with the Title Company, in immediately available federal funds, the sum of $5,000,000.00 (the “Earnest Money Deposit”), which will be held in escrow by the Title Company pursuant to the terms of this Agreement. If Purchaser fails to deposit the Earnest Money Deposit within the time period described above, this Agreement shall automatically terminate. The term “Earnest Money Deposit” shall also include any further amounts, if any, deposited by Purchaser with the Title Company as provided in (a) the definition of the term “Closing Date” in Section 1.1 above and/or (b) clause (b) of Section 5.4 below, which will also be held in escrow by the Title Company pursuant to the terms of this Agreement.
Section 4.2    Independent Consideration. Upon the execution hereof, Purchaser shall pay to Seller One Hundred Dollars ($100) as independent consideration (the “Independent Consideration”) for Purchaser’s right to purchase the Property and Seller’s execution, delivery, and performance of this Agreement. Notwithstanding anything to the contrary contained herein (including any reference to the return of the Earnest Money Deposit to Purchaser), Seller shall, in all events, retain the Independent Consideration, but the Independent Consideration shall be applied as a credit against the Purchase Price at the Closing. Purchaser and Seller hereby acknowledge and agree that the Independent Consideration constitutes adequate and sufficient consideration for Purchaser’s right to purchase the Property and Seller’s execution, delivery, and performance of this Agreement, and that the loss of Purchaser’s ability to use the funds constituting the Earnest Money Deposit as provided in this Agreement constitutes further consideration therefor.
Section 4.3    Escrow Instructions. Article IV of this Agreement constitutes the escrow instructions of Seller and Purchaser to the Title Company (and the Additional Title Companies with respect to clause (e) of Section 4.5 below) with regard to the Earnest Money Deposit and the Closing (the “Escrow Instructions”). By its execution of the joinder attached hereto, the Title Company (and the Additional Title Companies with respect to clause (e) of Section 4.5 below) agrees to be bound by the provisions of this Article IV. If any requirements relating to the duties or obligations of the Title Company (or the Additional Title Companies with respect to clause (e) of Section 4.5 below) hereunder are not acceptable to the Title Company (or the Additional Title Companies with respect to clause (e) of Section 4.5 below), or if the Title Company (or the Additional Title Companies with respect to clause (e) of Section 4.5 below) requires additional instructions, the parties agree to make such deletions, substitutions and additions to the Escrow Instructions as Purchaser and Seller hereafter mutually approve in writing and which do not substantially alter this Agreement or its intent. In the event of any conflict between this Agreement and such additional escrow instructions, this Agreement will control.
Section 4.4    Documents Deposited into Escrow. On or before the Deposit Time, and subject to the terms and conditions of this Agreement, (a) Purchaser will cause the difference between the Purchase Price and the Earnest Money Deposit and interest thereon (subject to the prorations provided for in Section 10.4 and with the addition of all Closing costs to be paid by Purchaser) to be transferred to the Title Company’s escrow account, in accordance with the timing and other requirements of Section 3.3, (b) Purchaser will deliver in escrow to the Title Company the documents described and provided for in Section 10.2, and (c) Seller will deliver in escrow to the Title Company the documents described and provided for in Section 10.3.
Section 4.5    Close of Escrow. Provided that the Title Company has not received from Seller or Purchaser any written certificate as described and provided for in Section 4.6, when Purchaser and Seller have delivered the documents required by Section 4.4, the Title Company (or the Additional Title Companies with respect to clause (e) below) will:
(a)    If applicable and when required, file with the Internal Revenue Service (with copies to Purchaser and Seller) the reporting statement required under Section 6045(e) of the Internal Revenue Code and Section 4.10;
(b)    At the Closing, insert the applicable Closing Date as the date of any document delivered to the Title Company undated, and assemble counterparts into single instruments;
(c)    At the Closing, and simultaneously and concurrently with clause (d) below, disburse to Seller, by wire transfer to Seller of immediately available federal funds, in accordance with wiring instructions to be obtained by the Title Company from Seller, all sums to be received by Seller from Purchaser at the Closing, consisting of the Purchase Price as adjusted in accordance with the provisions of this Agreement;
(d)    At the Closing, and simultaneously and concurrently with clause (c) above, deliver the Deed to Purchaser by unconditionally and irrevocably agreeing to cause the same to be recorded in the Official Records and agreeing to obtain conformed copies of the recorded Deed for delivery to Purchaser and to Seller following recording;
(e)    At the Closing, the Title Company shall issue to Purchaser the Title Policy and Bridge Title and Chicago Title shall issue to Purchaser a Co-Insurance Endorsement T-48 to the Title Policy required by Section 6.3 of this Agreement;
(f)    At the Closing, deliver to Seller, in addition to Seller’s Closing proceeds, all documents deposited with the Title Company for delivery to Seller at the Closing; and

(g)    At the Closing, deliver to Purchaser (i) all documents deposited with the Title Company for delivery to Purchaser at the Closing and (ii) any funds deposited by Purchaser in excess of the amount required to be paid by Purchaser pursuant to this Agreement.
Section 4.6    Certificates. If Purchaser does not deliver an Approval Notice or deposit the additional Ten Million and No/100 Dollars ($10,000,000.00) Earnest Money Deposit under Section 5.4 prior to 5:00 p.m. (Eastern time) on the Contingency Date, then this Agreement shall automatically terminate, and within one (1) Business Day after the Contingency Date, the Title Company will deliver the Earnest Money Deposit and any interest earned thereon to Purchaser. If at any time, except as provided in the preceding sentence, the Title Company receives a certificate of either Seller or Purchaser (the “Certifying Party”) stating that: (a) the Certifying Party is entitled to receive the Earnest Money Deposit pursuant to the terms of this Agreement, and (b) a copy of the certificate was delivered as provided herein to the other party (the “Other Party”) prior to or contemporaneously with the giving of such certificate to the Title Company, then, the Title Company shall notify the Other Party in writing of the Title Company’s receipt of such certificate. Unless the Title Company has then previously received, or receives within three (3) Business Days after such written notification is received by the Other Party of the Title Company’s receipt of the Certifying Party’s certificate, contrary instructions from the Other Party, the Title Company, within one (1) Business Day after the expiration of the foregoing three (3) Business Day period, will deliver the Earnest Money Deposit to the Certifying Party, and thereupon the Title Company will be discharged and released from any and all liability hereunder. If the Title Company receives contrary instructions from the Other Party within three (3) Business Days following such written notification receipt by the Other Party of the Title Company’s receipt of said certificate, the Title Company will not so deliver the Earnest Money Deposit, but will continue to hold the same pursuant hereto, subject to Section 4.7.
Section 4.7    Joint Indemnification of Title Company; Conflicting Demands on Title Company. If this Agreement or any matter relating hereto (other than the PTR or the Title Policy) becomes the subject of any litigation or controversy, Purchaser and Seller, jointly and severally, will hold the Title Company free and harmless from any loss or expense, including reasonable attorneys’ fees, that may be suffered by it by reason thereof other than as a result of the Title Company’s gross negligence or willful misconduct. In the event conflicting demands are made or notices served upon the Title Company with respect to this Agreement, or if there is uncertainty as to the meaning or applicability of the terms of this Agreement or the Escrow Instructions, Purchaser and Seller expressly agree that the Title Company will be entitled to file a suit in interpleader and to obtain an order from the court requiring Purchaser and Seller to interplead and litigate their several claims and rights among themselves. Upon the filing of the action in interpleader and the deposit of the Earnest Money Deposit into the registry of the court, the Title Company will be fully released and discharged from any further obligations imposed upon it by this Agreement after such deposit.
Section 4.8    Maintenance of Confidentiality by Title Company. Except as may otherwise be required by law or by this Agreement, the Title Company will maintain in strict confidence and not disclose to anyone the existence of this Agreement, the identity of the parties hereto, the amount of the Purchase Price, the provisions of this Agreement or any other information concerning the transactions contemplated hereby, without the prior written consent of Purchaser and Seller in each instance.
Section 4.9    Investment of Earnest Money Deposit. Title Company will invest and reinvest the Earnest Money Deposit, at the instruction and sole election of Purchaser, only in (a) bonds, notes, Treasury bills or other securities constituting direct obligations of, or guaranteed by the full faith and credit of, the United States of America, and in no event maturing beyond the Closing Date, or (b) an interest-bearing account at a commercial bank mutually acceptable to Seller, Purchaser and Title Company. The investment of the Earnest Money Deposit will be at the sole risk of Purchaser and no loss on any investment will relieve Purchaser of its obligations to pay to Seller as liquidated damages the original amount of the Earnest Money Deposit as provided in Article XIII, or of its obligation to pay the Purchase Price. All interest earned on the Earnest Money Deposit will be the property of Purchaser and will be reported to the Internal Revenue Service as income until such time as Seller is entitled to the Earnest Money Deposit pursuant to this Agreement. Purchaser will provide the Title Company with a taxpayer identification number and will pay all income taxes due by reason of interest accrued on the Earnest Money Deposit.
Section 4.10    Designation of Reporting Person. In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (for purposes of this Section 4.10, the “Code”), and any related reporting requirements of the Code, the parties hereto agree as follows:
(a)    The Title Company (for purposes of this Section 4.10, the “Reporting Person”), by its execution hereof, hereby assumes all responsibilities for information reporting required under Section 6045(e) of the Code.
(b)    Seller and Purchaser each hereby agree:
(i)    to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and
(ii)    to provide to the Reporting Person such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct.
(c)    Each party hereto agrees to retain this Agreement for not less than four (4) years from the end of the calendar year in which Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefor.

(d)    The addresses for Seller and Purchaser are as set forth in Section 14.1 hereof, and the real estate subject to the transfer provided for in this Agreement is described in Exhibit A.
Section 4.11    Coordination with Additional Title Companies. The Title Company shall use commercially reasonable efforts to coordinate with the Additional Title Companies for the issuance of commitments and proformas for title insurance and the issuance of the Title Policy and the Co-Insurance Endorsements T-48 to be issued through the Title Company and the Additional Title Companies. The Title Company’s primary role shall be to act as escrow and closing agent and to perform title searches, issue the title commitments and proformas and issue the Title Policy. Bridge Title’s and Chicago Title’s primary roles shall be to issue a Co-Insurance Endorsement T-48 to the Title Policy for one-half of the policy amount.
ARTICLE V
INSPECTION OF PROPERTY
Section 5.1    Entry and Inspection.
(a)    Through the earlier of the Closing or the termination of this Agreement, Purchaser and its agents, representatives, contractors and consultants shall have the right to inspect and investigate the Property and to conduct such tests, evaluations and assessments of the Property as Purchaser deems necessary, appropriate or prudent in any respect and for all purposes in connection with Purchaser’s acquisition of the Property and the consummation of the transaction contemplated by this Agreement. Subject to the provisions of this Section 5.1 and subject to the obligations set forth in Section 5.3 below, Seller will permit Purchaser and its authorized agents and representatives (collectively, the “Licensee Parties”) the right (and Seller shall cooperate with Purchaser in the exercise of such right) to enter upon the Real Property and Improvements at all reasonable times, during normal business hours, to perform inspections of the Property and communicate with Tenants and service providers; provided, however, Purchaser shall not have the right to communicate with Tenants unless interviews and communications are coordinated through Seller and Seller shall have the right to participate in any such communications. Purchaser will provide to Seller written notice or telephonic verbal notice of the intention of Purchaser or the other Licensee Parties to enter the Real Property or Improvements at least twenty-four (24) hours prior to such intended entry and specify the intended purpose therefor and the inspections and examinations contemplated to be made. At Seller’s option, Seller may be present for any such entry, inspection and communication with any Tenants and service providers. Purchaser shall have the right to conduct a Phase I Environmental Assessment to the extent the same is to be completed by a reputable, bonded and insured consultant licensed in the State of Texas carrying the insurance required under Section 5.3 below; provided, however, that no physical or invasive testing or sampling shall be conducted during any such entry by Purchaser or any Licensee Party upon the Real Property without Seller’s specific prior written consent, which consent may be withheld, delayed or conditioned in Seller’s sole and absolute discretion; and provided, further, that prior to giving any such approval, Seller shall be provided with a written sampling plan in reasonable detail in order to allow Seller a reasonable opportunity to evaluate such proposal. If Purchaser or the other Licensee Parties undertake any borings or other disturbances of the soil, the soil shall be recompacted to its condition as nearly as possible as existed immediately before any such borings or other disturbances were undertaken.
(b)    Subject to the obligations set forth in Section 5.3 below, the Licensee Parties shall have the right (and Seller shall cooperate with Purchaser in the exercise of such right) to communicate directly with the Authorities for any good faith reasonable purpose in connection with this transaction contemplated by this Agreement; provided, however, Purchaser, except with respect to routine requests for information, shall provide Seller at least forty-eight (48) hours prior written notice or telephonic verbal notice of Purchaser’s intention to communicate with any Authorities and Seller shall have the right to participate in any such communications.
Section 5.2    Document Review.
(a)    During the Property Approval Period and through Closing, Seller shall make available, either via electronic virtual data room, by delivery of materials to Purchaser’s representatives, by access to the Title Company’s data room, or by being made available at the office of the Property’s property manager, the following, to the extent in Seller’s possession or control, to Purchaser and its authorized agents or representatives for review, inspection, examination, analysis and verification: (i) all existing environmental reports and studies of the Property issued on behalf of Seller; (ii) assessments (special or otherwise), ad valorem and personal property tax bills, covering the three (3) years preceding the Effective Date; (iii) Seller’s most currently available rent roll; (iv) operating statements and rent rolls for the stub period of the current calendar year plus the prior two calendar years; (v) copies of Tenant Leases and lease files, Service Contracts, City Licenses, License Agreements and Licenses and Permits; (vi) a current inventory of the Personal Property; (vii) engineering, mechanical and other drawings, blueprints and specifications and similar documentation relating to the Property; and (viii) the title policy obtained by Seller in connection with its acquisition of the Property (collectively, the “Documents”). Purchaser acknowledges that it has received copies of all the Tenant Leases listed on Exhibit F-1, the Service Contracts listed on Exhibit B, and the City Licenses. “Documents” shall not include (and Seller shall have no obligation to provide written materials requested by Purchaser that constitute) (1) any document or correspondence which would be subject to the attorney-client privilege or covered by the attorney work product doctrine; (2) any document or item which Seller is contractually or otherwise bound to keep confidential; (3) any documents pertaining to the marketing of the Property for sale to prospective purchasers; (4) any internal memoranda, reports or assessments of Seller or Seller’s Affiliates to the extent relating to Seller’s valuation of the Property; (5) any appraisals of the Property, whether prepared internally by Seller or Seller’s Affiliates or externally; (6) any documents or items which Seller considers proprietary (such as Seller’s or its property managers’ operation manuals, software programs or other electronic media or services that are subject to licenses or other agreements that are personal to Seller or Seller’s property manager); (7) organizational, financial and other documents relating to Seller or its Affiliates (other than evidence of due authorization and organization as may be required under this Agreement); or (8) any materials projecting or relating to the future performance of the Property. Except for the representations expressly made in Section 8.1 hereof,

Seller makes no other representation or warranty as to the accuracy or completeness of any of the Documents.
(b)    Purchaser acknowledges that any and all of the Documents may be proprietary and confidential in nature and shall be made available to Purchaser solely to assist Purchaser in determining the feasibility of purchasing and/or financing the Property. Prior to Closing, Purchaser agrees not to disclose the contents of the Documents, or any of the provisions, terms or conditions contained therein, to any party outside of Purchaser’s organization other than its attorneys, partners, accountants, consultants, advisors, lenders or investors (collectively, for purposes of this Section 5.2(b), the “Permitted Outside Parties”), except to the extent required by law or in connection with any litigation. Purchaser further agrees that prior to Closing within its organization, or as to Permitted Outside Parties, the Documents will be disclosed and exhibited only to those persons within Purchaser’s organization or to those Permitted Outside Parties who need to know such information in order to advise Purchaser in connection with the feasibility of Purchaser’s acquisition and/or financing of the Property, except to the extent required by law or in connection with any litigation. Purchaser further acknowledges that prior to Closing the Documents and other information relating to the leasing arrangements between Seller and the Tenants or prospective tenants are proprietary and confidential in nature. Prior to Closing, Purchaser agrees not to divulge the contents of such Documents and other information except in strict accordance with the confidentiality standards set forth in Article XII and this Section 5.2. In permitting Purchaser and the Permitted Outside Parties to review the Documents or information to assist Purchaser prior to Closing, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller and any such claims are expressly rejected by Seller and waived by Purchaser and the Permitted Outside Parties, for whom, by its execution of this Agreement, Purchaser is acting as an agent with regard to such waiver. Purchaser shall be responsible for any breaches of confidentiality under this Agreement by any of the Permitted Outside Parties prior to Closing.
(c)    Purchaser shall promptly destroy all copies Purchaser has made (and computer files of same) of any Documents containing confidential information before or after the execution of this Agreement, not later than ten (10) Business Days following the time this Agreement is terminated for any reason, except to the extent required to be retained by law or needed or required in connection with any litigation, and provide Seller with a certified notice of the completion of such destruction.
(d)    Purchaser acknowledges that some of the Documents may have been prepared by third parties and may have been prepared prior to Seller’s ownership of the Property. Purchaser hereby acknowledges that, except as expressly provided in Section 8.1, Seller has not made and does not make any representation or warranty regarding the truth, accuracy or completeness of the Documents or the sources thereof (whether prepared by Seller, Seller’s Affiliates or any other person or entity). Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Documents and is providing the Documents solely as an accommodation to Purchaser.

(e)    Notwithstanding any provision of this Agreement to the contrary, no termination of this Agreement will terminate Purchaser’s obligations pursuant to this Section 5.2.
(f)    On or before 5:00 p.m. Eastern time on the final day of the Property Approval Period, Purchaser shall designate in a written notice to Seller (i) which Service Contracts will be assigned pursuant to the General Conveyance and are not to be terminated by Seller at and as of Closing, and (ii) which Service Contracts are to be terminated by Seller at and as of Closing; provided, however, that Seller shall be required to terminate all Service Contracts which are with any Affiliate of Seller at and as of the Closing Date. Notwithstanding the foregoing, (A) Seller shall terminate the Suez Energy contract as of Closing at Seller’s cost and expense, (B) Seller shall use commercially reasonable efforts to obtain the written consent of MacroLease for the assignment to Purchaser of the fitness center equipment lease, and (C) the elevator contracts shall not be terminated by Seller prior to Closing, but Purchaser may elect to serve a notice of termination thereof on or after Closing. At and as of Closing, Seller shall terminate those Service Contracts which Purchaser has designated are to be terminated by Seller at and as of Closing in accordance with this Section 5.2(f).
Section 5.3    Entry and Inspection Obligations.
(a)    Purchaser agrees that in entering upon and inspecting or examining the Property and communicating with any Tenants, Purchaser and the other Licensee Parties will not: disturb the Tenants or interfere with their use of the Property pursuant to their respective Tenant Leases; interfere with the operation and maintenance of the Property; damage any part of the Property or any personal property owned or held by any Tenant or any other person or entity; injure or otherwise cause bodily harm to Seller or any Tenant, or to any of their respective agents, guests, invitees, contractors and employees, or to any other person or entity; permit any liens to attach to the Property by reason of the exercise of Purchaser’s rights under this Article V; communicate with the Tenants or service providers except in accordance with this Article V; or reveal or disclose any information obtained concerning the Property and the Documents to anyone outside Purchaser’s organization and the Permitted Outside Parties prior to Closing, except to the extent required by law or in connection with any litigation, and only in accordance with the confidentiality standards set forth in Section 5.2(b). Purchaser will: (i) maintain and cause those entering the Property to maintain commercial general liability (occurrence) insurance in an amount not less than Five Million and No/100 Dollars ($5,000,000.00) and on terms (including coverage for an “insured contract” with respect to the indemnity in Section 5.3(b)) satisfactory to Seller covering any accident arising in connection with the presence or activities of Purchaser or the other Licensee Parties on the Property, and deliver to Seller a certificate of insurance verifying such coverage and Seller and its property manager (Hines Interests Limited Partnership) being named as an additional insured on such coverage prior to entry upon the Property; (ii) promptly pay when due the costs of all inspections, entries, samplings and tests conducted by Purchaser and/or any Licensee Parties and examinations done with regard to the Property; and (iii) promptly restore the Property to its condition as nearly as possible as existed immediately prior to any such inspection, investigations, examinations, entries, samplings and tests, but in no event later than ten (10) days after the damage occurs.

(b)    Purchaser hereby indemnifies, defends and holds Seller and its members, partners, agents, officers, directors, employees, successors, assigns and Affiliates harmless from and against any and all liens, claims, causes of action, damages, liabilities, demands, suits, and obligations, together with all losses, penalties, actual out-of-pocket costs and expenses relating to any of the foregoing (including but not limited to court costs and reasonable attorneys’ fees) arising out of any inspections, investigations, examinations, entries, samplings or tests conducted by Purchaser or any Licensee Party, whether prior to or after the date hereof, with respect to the Property or any violation of the provisions of this Section 5.3; provided that the foregoing indemnity shall not apply to any claims, damages or other costs arising by virtue of the mere discovery of any pre-existing condition at the Property in connection with any inspections, investigations, examinations, entries, samplings or tests conducted by Purchaser or any Licensee Party, but only to the extent such parties do not exacerbate such pre-existing condition.
(c)    Notwithstanding any provision of this Agreement to the contrary, neither the Closing nor a termination of this Agreement will terminate Purchaser’s obligations pursuant to this Section 5.3, which shall survive Closing or termination.
Section 5.4    Property Approval Period. Between the Effective Date and 5:00 p.m. (Eastern time) on the Contingency Date (the “Property Approval Period”), Purchaser shall have the right to review and investigate the Property and the items set forth in Sections 5.1 and 5.2 above (collectively, the “Due Diligence Items”). Purchaser, in Purchaser’s sole and absolute discretion, may determine whether or not the Property is acceptable to Purchaser within the Property Approval Period. If Purchaser determines to proceed with the purchase of the Property in accordance with this Agreement, then Purchaser shall, prior to 5:00 p.m. (Eastern time) on the Contingency Date, (a) notify Seller in writing (an “Approval Notice”) that Purchaser has determined to proceed with the purchase of the Property, which determination shall be made by Purchaser in its sole and absolute discretion, and (b) deposit with the Title Company, in immediately available federal funds, the sum of Ten Million and No/100 Dollars ($10,000,000.00) which shall be held in escrow by the Title Company pursuant to the terms of this Agreement and become a part of the Earnest Money Deposit. If Purchaser fails to timely deliver an Approval Notice pursuant to the foregoing, or if Purchaser fails to timely deliver the additional Ten Million and No/100 Dollars ($10,000,000.00) Earnest Money Deposit pursuant to the foregoing, this Agreement shall automatically terminate, whereupon neither Purchaser nor Seller shall have any further rights or obligations hereunder (except for Termination Surviving Obligations) and the Earnest Money Deposit shall be returned by the Title Company to Purchaser in accordance with the provisions of Section 4.6. Purchaser shall pay any cancellation fees or charges of Title Company, and except for Termination Surviving Obligations, which expressly survive termination of this Agreement, the parties shall have no further rights or obligations to one another under this Agreement.
Section 5.5    Sale “As Is”. THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND PURCHASER, THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND PURCHASER, AND PURCHASER HAS CONDUCTED (OR WILL CONDUCT PRIOR TO THE EXPIRATION OF THE PROPERTY APPROVAL PERIOD) ITS OWN INDEPENDENT EXAMINATION OF

THE PROPERTY. OTHER THAN ANY SPECIFIC MATTERS REPRESENTED IN SECTIONS 8.1, 10.4(e) OR 11.1 (AS MAY BE LIMITED HEREIN, INCLUDING BY SECTION 16.1), ANY SELLER CERTIFICATE OR IN THE CLOSING DOCUMENTS, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER’S AFFILIATES, AGENTS OR REPRESENTATIVES, AND PURCHASER HEREBY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE OTHER THAN ANY SPECIFIC MATTERS REPRESENTED IN SECTIONS 8.1, 10.4(e) OR 11.1 (AS MAY BE LIMITED HEREIN, INCLUDING BY SECTION 16.1), ANY SELLER CERTIFICATE OR IN THE CLOSING DOCUMENTS. SELLER SPECIFICALLY DISCLAIMS, AND NEITHER SELLER NOR ANY OF SELLER’S AFFILIATES NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO PURCHASER OTHER THAN ANY SPECIFIC MATTERS REPRESENTED IN SECTIONS 8.1, 10.4(e) OR 11.1 (AS MAY BE LIMITED HEREIN, INCLUDING BY SECTION 16.1), ANY SELLER CERTIFICATE OR IN THE CLOSING DOCUMENTS, AND, EXCEPT FOR ANY SPECIFIC MATTERS REPRESENTED IN SECTIONS 8.1, 10.4(e) OR 11.1 (AS MAY BE LIMITED HEREIN, INCLUDING BY SECTION 16.1), ANY SELLER CERTIFICATE OR IN THE CLOSING DOCUMENTS, NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY PURCHASER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (D) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (E) ANY CLAIM BY PURCHASER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN, OR UNKNOWN, OR LATENT, WITH RESPECT TO ANY REAL PROPERTY, IMPROVEMENTS OR THE PERSONAL PROPERTY, (F) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY OR THE TENANTS AND (G) THE COMPLIANCE OR LACK THEREOF OF ANY REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS (INCLUDING, WITHOUT LIMITATION, ALL LAWS AND REGULATIONS PERTAINING TO ENVIRONMENTAL MATTERS), IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT, EXCEPT FOR ANY SPECIFIC MATTERS REPRESENTED IN SECTIONS 8.1, 10.4(e) OR 11.1 (AS MAY BE LIMITED HEREIN, INCLUDING BY SECTION 16.1), ANY SELLER CERTIFICATE OR IN THE CLOSING DOCUMENTS, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO PURCHASER IN ITS PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS”, WITH ALL FAULTS. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate, and that it is relying solely on its own expertise and that of Purchaser’s consultants in purchasing the Property. Upon expiration of the Property Approval Period, Purchaser shall be deemed to have conducted such inspections, investigations and other independent examinations of the Property and related matters as Purchaser deems necessary, including but not limited to the physical and environmental conditions thereof, and will rely upon same and not upon any statements of Seller (excluding the limited specific matters represented by Seller herein as limited by Section 16.1 or in the Closing Documents) or of any Affiliate, officer, director, employee, agent or attorney of Seller. Purchaser acknowledges that all information obtained by Purchaser was obtained from a variety of sources and, except as set forth in this Agreement and the Closing Documents, Seller will not be deemed to have represented or warranted the completeness, truth or accuracy of any of the Documents or other such information heretofore or hereafter furnished to Purchaser. Upon Closing, Purchaser will assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not have been revealed by Purchaser’s inspections and investigations, except for any specific matters represented in Sections 8.1, 10.4(e) or 11.1, any Seller Certificate or in the Closing Documents. Purchaser further hereby assumes the risk of changes in applicable Environmental Laws relating to past, present and future environmental health conditions on, or resulting from the ownership or operation of, the Property. Purchaser acknowledges and agrees that upon Closing, Seller will sell and convey to Purchaser, and Purchaser will accept the Property, “AS IS, WHERE IS,” with all faults, except for any specific matters represented in in Sections 8.1, 10.4(e) or 11.1, any Seller Certificate or in the Closing Documents. Purchaser further acknowledges and agrees that there are no oral agreements, warranties or representations, collateral to or affecting the Property, by Seller, an Affiliate of Seller, any agent of Seller or any third party. Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property furnished by any real estate broker, agent, employee, servant or other person, unless the same are specifically set forth or referred to herein. Purchaser acknowledges that the Purchase Price reflects the “AS IS, WHERE IS” nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the Property. Purchaser, with Purchaser’s counsel, has fully reviewed the disclaimers and waivers set forth in this Agreement, and understands the significance and effect thereof. Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement, and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimer and other agreements set forth in this Agreement. The terms and conditions of this Section 5.5 will expressly survive the Closing and will not merge with the provisions of any Closing Documents.
Section 5.6    Purchaser’s Release of Seller.
(a)    Seller Released From Liability. Except for and with respect to any representations or warranties of Seller set forth in this Agreement, any Seller Certificate or the Closing Documents, Purchaser, on behalf of itself and its partners, officers, directors, agents, controlling persons and Affiliates, hereby releases Seller and Seller’s Affiliates and their respective partners, members, owners, officers, directors, agents, representatives and controlling persons (collectively, the “Seller Released Parties”) from any and all Claims arising out of or related to any matter of any nature relating to (i) the physical and environmental condition of the Property (including, without limitation, the presence in the soil, soil gas, air, structures and surface and subsurface waters, of any Hazardous Substances or any chemical, material or substance that may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and/or that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, any latent or patent construction defects, errors or omissions, compliance with law matters, any statutory or common law right Purchaser may have for property damage Claims, bodily injury Claims, contribution or cost recovery Claims or any other Claims under Environmental Laws and/or to receive disclosures from Seller, including, without limitation, any disclosures as to the Property’s location within areas designated as subject to flooding, fire, seismic or earthquake risks by any federal, state or local entity, the need to obtain flood insurance, the certification of water heater bracing and/or the advisability of obtaining title insurance, or any other condition or circumstance affecting the Property, its financial viability, use of operation, or any portion thereof), (ii) the valuation, salability or utility of the Property, or (iii) the suitability of the Property for any purpose. Without limiting the foregoing, Purchaser specifically releases Seller and the Seller Released Parties from any claims Purchaser may have against Seller and/or the other Seller Released Parties now or in the future arising from the environmental condition of the Property or the presence of Hazardous Substances or contamination on or emanating from the Property, including any rights of contribution or indemnity, except for and with respect to any representations or warranties of Seller set forth in this Agreement, any Seller Certificate or the Closing Documents. The foregoing waivers and releases by Purchaser shall survive either (A) the Closing and shall not be deemed merged into the provisions of any Closing Documents, or (B) any termination of this Agreement. Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, Purchaser shall have the right to, and may, join and/or interplead Seller in any action or lawsuit brought against Purchaser by any third party claimant with respect to the Claims and matters released pursuant to this Section 5.6(a).
(b)    Purchaser’s Waiver of Objections. Purchaser acknowledges that prior to the expiration of the Property Approval Period it shall have had the opportunity to inspect the Property and observe its physical characteristics and existing conditions and had the opportunity to conduct such investigations and studies on and off said Property and adjacent areas as it deems or deemed necessary, and Purchaser hereby waives any and all objections to or complaints (including but not limited to actions based on federal, state or common law and any private right of action under CERCLA, RCRA or any other state and federal law to which the Property are or may be subject, including any rights of contribution or indemnity) against Seller, its Affiliates, or their respective officers, directors, partners, members, owners, employees or agents regarding physical characteristics and existing conditions, including without limitation structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Substances on, under, adjacent to or otherwise affecting the Property or related to prior uses of the Property, except for and with respect to any representations or warranties of Seller set forth in this Agreement, any Seller Certificate or the Closing Documents. Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, Purchaser shall have the right to, and may, join and/or interplead Seller in any action or lawsuit brought against Purchaser by any third party claimant with respect to the objections, complaints and matters waived and/or released pursuant to this Section 5.6(b).
(c)    Purchaser Assumes Risks of Change in Laws. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental, safety or health conditions on, or resulting from the ownership or operation of, the Property, and the risk that adverse physical characteristics and conditions, including without limitation the presence of Hazardous Substances or other substances, may not be revealed by its investigation.
(d)    Flood Hazard Zone. Purchaser acknowledges that if the Real Property is located in an area which the Secretary of the Department of Housing and Urban Development has found to have special flood hazards, then pursuant to the National Flood Insurance Program, Purchaser will be required to purchase flood insurance in order to obtain a loan secured by the Real Property from a federally regulated financial institution or a loan insured or guaranteed by an agency of the United State government. Seller shall have no responsibility to determine whether the Real Property is located in an area which is subject to the National Flood Insurance Program.
(e)    Survival. The provisions of this Section 5.6 shall survive either (i) the Closing and shall not be deemed merged into the provisions of any Closing Documents, or (ii) any termination of this Agreement.
ARTICLE VI
TITLE AND SURVEY MATTERS
Section 6.1    Survey. Prior to the execution and delivery of this Agreement, Seller has, at its own cost, delivered to Purchaser a copy of that certain survey of the Real Property, dated December 28, 2015, prepared by Winkelmann & Associates, Inc. (the “Updated Survey”). Seller shall have no obligations to obtain any modification, update, or recertification of the Updated Survey. Any such modification, update or recertification of the Updated Survey may be obtained by Purchaser at its sole cost and expense.
Section 6.2    Title and Survey Review.
(a)    Prior to the execution and delivery hereof, Purchaser has caused the Chicago Title Insurance Company to furnish or otherwise make available to Purchaser a preliminary title commitment for the Real Property dated with an effective date of January 10, 2016 (the “PTR”), and copies of all underlying title documents described in the PTR. Purchaser hereby agrees to accept title to the Real Property subject only to the Permitted Exceptions described in Section 6.3 below.
(b)    Purchaser may, at or prior to Closing, notify Seller in writing (the “Gap Notice”) of any objections to title matters or exceptions not shown in the PTR, or any update thereto, or the Updated Survey, or any update thereto, which updates are delivered to Purchaser prior to the expiration of the Property Approval Period (“New Exceptions”); provided that Purchaser must notify Seller of any objection to any such New Exception prior to the date which is the earlier to occur of (x) two (2) Business Days after being made aware of the existence of such New Exception and (y) the Closing Date. If Purchaser fails to deliver to Seller a notice of objections on or before such date, Purchaser will be deemed to have waived any objection to the New Exceptions, and the New Exceptions will be included as Permitted Exceptions. Seller will have two (2) days from the receipt of Purchaser’s notice (and, if necessary, Seller may extend the

Closing Date to provide for such two (2)-day period and for two (2) days following such period for Purchaser’s response), within which time Seller may, but is under no obligation to, except as expressly provided herein, remove or otherwise obtain affirmative insurance over the objectionable New Exceptions, or commit to remove or otherwise obtain affirmative insurance over the same at or prior to Closing. If, within the two (2)-day period, Seller does not remove or otherwise obtain affirmative insurance over the objectionable New Exceptions, then Purchaser may terminate this Agreement by and upon delivering written notice of such termination to Seller no later than the earlier to occur of (x) the date two (2) days following expiration of the two (2)-day cure period or (y) the Closing Date, in which case Purchaser shall be entitled to the return of the Earnest Money Deposit. If Purchaser fails to terminate this Agreement in the manner set forth above, the New Exceptions (except those Seller has removed or otherwise affirmatively insured over, or committed to do the same as set forth above except as expressly provided herein and) will be included as Permitted Exceptions. If this Agreement is terminated by Purchaser pursuant to the foregoing provisions of this Section 6.2(b), then neither Purchaser nor Seller shall have any further rights or obligations hereunder (except for Termination Surviving Obligations) and the Independent Consideration shall be paid to Seller and the Earnest Money Deposit shall be returned to Purchaser in accordance with and subject to the provisions of Section 4.6.
(c)    Notwithstanding any provision of this Section 6.2 to the contrary, on or before the Closing Date, Seller will be obligated to cure any exceptions to title to the Real Property and/or the Improvements relating to (i) any liens or security interests securing any loan to or other obligation of Seller, including the liens and security interests listed as Item Nos. 6 and 7 on Schedule C to the PTR, and (ii) any other liens, security interests or judgments created or evidenced by any documents executed by or against Seller or the Real Property or the Improvements to secure monetary obligations incurred, assumed, or caused by Seller other than liens for ad valorem taxes and assessments for the current calendar year (collectively, the “Must-Cure Matters”).
Section 6.3    Title Insurance. At the Closing, and as a condition thereto, the Title Company, Bridge Title and Chicago Title shall co-insure in the percentages set forth below and issue to Purchaser a standard form TLTA T-1 Owner’s Policy of Title Insurance (the “Title Policy”), using the Co-Insurance Endorsements T-48, with an insured amount equal to the Purchase Price, showing title to the Real Property vested in the Purchaser, with such endorsements as Purchaser shall request and the Title Company, Bridge Title and Chicago Title shall have agreed to issue prior to the expiration of the Property Approval Period, subject only to: (i) the pre-printed standard exceptions in such Title Policy, subject to the endorsements provided above, (ii) the exceptions listed on Exhibit O attached hereto, (iii) any taxes and assessments for the year of the Closing and for any subsequent year, not yet due and payable as of the Closing, and (iv) any exceptions arising from Purchaser’s actions (collectively, the “Permitted Exceptions”). It is understood that Purchaser may request a number of endorsements to the Title Policy (in addition to the Co-Insurance Endorsements T-48), but the issuance of any such additional endorsements shall not be a condition to Closing.
The allocation of the insured amount, i.e. the Purchase Price, under the Title Policy among each of the Title Company, Bridge Title and Chicago Title for purposes of both the amount of the co-insurance to be issued by each of them and their respective share of the premium for the Title Policy and its endorsements are as follows:

Name	Co-Insurance Issued	Share of Premium
Title Company	50%	50%
Bridge Title and Chicago Title	50%	50%
Notwithstanding the foregoing, if Bridge Title or Chicago Title requires that an exception be taken for a mechanic and materialman lien or claim filed against a Tenant or the Property for work performed for such Tenant, Seller is unable to cause Bridge Title and Chicago Title not to take such exception, and the Title Company has agreed not to take such exception, Purchaser may require that the Title Company issue all of the title insurance and receive 100% of the premium.
ARTICLE VII
INTERIM OPERATING COVENANTS AND ESTOPPELS
Section 7.1    Interim Operating Covenants. Seller covenants to Purchaser, that Seller will:
(a)    Operations. From the Effective Date until Closing, continue to operate, manage and maintain the Real Property and the Improvements in the ordinary course of Seller’s business and substantially in accordance with Seller’s past and present practice and in substantially its present state and physical condition, subject to ordinary wear and tear and Article IX of this Agreement.
(b)    Maintain Insurance. From the Effective Date until Closing, maintain fire and extended coverage insurance on the Improvements which is at least equivalent in all material respects to Seller’s insurance policies covering the Improvements as of the Effective Date.
(c)    Personal Property. From the Effective Date until Closing, not transfer or remove any Personal Property from the Improvements except for the purpose of repair or replacement thereof. Any items of Personal Property replaced after the Effective Date will be installed prior to Closing and will be of substantially similar quality of the item of Personal Property being replaced.
(d)    Leases. From the Effective Date until Closing, not enter into any new lease or any amendments, expansions or renewals of Tenant Leases, or terminate any Tenant Lease, without the prior written consent of the material terms thereof by Purchaser, which consent will not be unreasonably withheld, delayed or conditioned, provided, that, following the date on which the Approval Notice is given by Purchaser to Seller, such consent will be in the sole and absolute discretion of Purchaser. Furthermore, nothing herein shall be deemed to require Purchaser’s consent to any expansion or renewal which Seller, as landlord, is required to honor pursuant to any Tenant Lease; provided, however, if any material terms of any such expansion or renewal requires an agreement by Seller, Seller shall not enter into any such agreement without the prior written consent of the material terms thereof by Purchaser, which consent will not be unreasonably withheld, delayed or conditioned, provided, that, following the date on which the Approval Notice is given by Purchaser to Seller, such consent will be in the sole and absolute discretion of Purchaser. Promptly following the date on which Seller enters into any such new lease or any amendments, expansions or renewals of Tenant Leases, or terminates any Tenant Lease, Seller shall provide to Purchaser copies of all documentation in connection therewith.
(e)    Service Contracts. From the Effective Date until Closing, not enter into, or renew the term of, any service contract or commission agreement, unless such service contract is terminable on thirty (30) days (or less) prior notice without penalty or unless Purchaser consents thereto in writing, which consent will not be unreasonably withheld, delayed or conditioned, provided, that, following the date on which the Approval Notice is given by Purchaser to Seller, such consent will be in the sole and absolute discretion of Purchaser. Promptly following the date on which Seller enters into, or renews the term of, any such service contract or commission agreement, Seller shall provide to Purchaser copies of all documentation in connection therewith.
(f)    Notices. To the extent received by Seller, from the Effective Date until Closing, promptly deliver to Purchaser copies of written default notices, notices of lawsuits and notices of violations affecting the Property or any part thereof.
(g)    Encumbrances. Without Purchaser’s prior written approval in its sole discretion, Seller shall not voluntarily subject the Property to any additional liens, encumbrances, covenants, easements or any other items or matters affecting title to or other interests in the Property, unless released prior to Closing.
Whenever in this Section 7.1 Seller is required to obtain Purchaser’s written approval with respect to any transaction described therein, Purchaser shall, within three (3) Business Days after receipt of Seller’s request therefor, notify Seller of its approval or disapproval of same and, if Purchaser fails to notify Seller of its approval or disapproval within said three (3)-Business-Day period, Purchaser shall be deemed to have approved same.
Section 7.2    Tenant Lease Estoppels.
(a)    Seller shall promptly request all Tenants leasing space under Tenant Leases at the Real Property and the Improvements to execute and deliver to Seller and Purchaser Acceptable Estoppel Certificates on or before the Closing Date. Seller shall forward to Purchaser copies of any such executed Acceptable Estoppel Certificates if, as and when Seller receives them from Tenants. It will be a condition to Closing and the performance of the obligations of Purchaser at Closing that Seller obtains and delivers to Purchaser executed Acceptable Estoppel Certificates (i) from each of the major tenants listed on Exhibit C-1 (“Major Tenants”), and (ii) from such other Tenants leasing space at the Improvements, which when added to the Major Tenants, aggregates at least seventy five percent (75%) of the rentable square footage leased at the Improvements. “Acceptable Estoppel Certificates” are estoppel certificates in substantially the form of the estoppel certificate attached hereto as Exhibit C-2, which shall not contain any material modifications or inconsistencies or material adverse matter with respect to the rent roll or the Tenant Leases and which shall not disclose any alleged material default or unfulfilled material obligation on the part of the landlord or tenant; provided that an estoppel certificate executed by a Tenant either: (x) in the form prescribed by its Tenant Lease or (y) with respect to a regional or national Tenant, in the standard form generally used by such Tenant, shall each constitute an Acceptable Estoppel Certificate if it is otherwise consistent with this Section 7.2 and the factual information contained in the estoppels distributed to such Tenants pursuant to the provisions of this Section 7.2. Notwithstanding anything contained herein to the contrary, in no event shall Seller’s failure to obtain the required number or percentage of Acceptable Estoppel Certificates in accordance with the provisions of this Section 7.2 constitute a default by Seller under this Agreement. Purchaser’s sole and exclusive remedy for a failure of the condition to obtain the required number or percentage of Acceptable Estoppel Certificates shall be to terminate this Agreement and receive a refund of the Earnest Money Deposit. Prior to delivery of the forms of estoppel certificates to the Major Tenants (but not any other Tenants), Seller will deliver to Purchaser completed forms of estoppel certificates, in the form attached hereto as Exhibit C-2 or such forms as required by the applicable Major Tenant Tenant Lease and containing the information contemplated thereby. Within three (3) Business Days following Purchaser’s receipt thereof, Purchaser will send to Seller notice either (i) approving such forms as completed by Seller or (ii) setting forth in detail all changes to such forms which Purchaser reasonably believes to be appropriate to make the completed forms of estoppel certificates accurate and complete. Seller will make such changes to the extent Seller agrees such changes are appropriate, except that Seller will not be obligated to make any changes which request more expansive information than is contemplated by Exhibit C-2 or the form required by the applicable Major Tenant Tenant Lease. Purchaser’s failure to respond within such three (3)-Business-Day period shall be deemed approval of such estoppel certificate.
(b)    Seller, at its sole option, may elect to satisfy part of the requirements under Section 7.2(a) by delivering a representation certificate of Seller in the form attached hereto as Exhibit C-3 (a “Seller Certificate”) for up to ten percent (10%) of the rentable square footage leased at the Improvements, but not for any Major Tenant. If Seller subsequently obtains an estoppel certificate meeting the requirements of Section 7.2(a) hereof from a Tenant for which Seller has delivered a Seller Certificate, the delivered Seller Certificate will be null and void, and Purchaser will accept such estoppel certificate in its place.
Section 7.3    OFAC. Pursuant to United States Presidential Executive Order 13224 (“Executive Order”), Seller and Purchaser are required to ensure that they do not transact business with persons or entities determined to have committed, or to pose a risk of committing or supporting, terrorist acts and those persons (i) described in Section 1 of the Executive Order or (ii) listed in the “Alphabetical Listing of Blocked Persons, Specially Designated Nationals, Specially Designated Terrorists, Specially Designated Global Terrorists, Foreign Terrorist Organizations, and Specially Designated Narcotics Traffickers” published by the United States Office of Foreign Assets Control (“OFAC”), 31 C.F.R. Chapter V, Appendix A, as in effect from time to time (as to (i) and (ii), a “Blocked Person”). If Seller or Purchaser learns that the other is, becomes, or appears to be a

Blocked Person, Seller or Purchaser, as the case may be, may delay the sale contemplated by this Agreement pending its conclusion of its investigation into the matter of the other’s status as a Blocked Person. If Seller or Purchaser determines that the other is or becomes a Blocked Person, Seller or Purchaser, as the case may be, shall have the right to immediately terminate this Agreement and take all other actions necessary, or in the opinion of Seller or Purchaser, as the case may be, appropriate to comply with applicable law and Purchaser shall receive a return of the Earnest Money Deposit. The provisions of this Section 7.3 will survive termination of this Agreement.
Section 7.4    City Licenses and Skybridge Easements.
(a)    The License Assignments assigning the City Licenses by Seller to Purchaser shall be executed and delivered by both Seller and Purchaser at Closing. The prior written consent of the Property Management Director of the City of Dallas is required for the assignment of that certain City License set forth in item number 3 on Exhibit L attached hereto. Seller shall promptly request and use commercially reasonable efforts (without any obligation to pay money) to obtain such consent prior to Closing, provided that obtaining such consent shall not be a condition to Closing and, if such consent is not obtained prior to Closing, Purchaser shall use commercially reasonable efforts to obtain such consent after Closing. Seller shall forward to Purchaser a copy of any such executed consent if, as and when Seller receives it.
(b)    Seller shall promptly request and use commercially reasonable efforts (without any obligation to pay money) to obtain prior to Closing written estoppel certificates from the City of Dallas with respect to the City Licenses and the ordinances granting the City Licenses, and from the other parties to those certain Skybridge Easements set forth in items number 1 and 2 on Exhibit N attached hereto, in form and substance reasonably acceptable to Purchaser, provided that obtaining such estoppel certificates shall not be a condition to Closing.
(c)    Within ten (10) days following the Effective Date, Purchaser shall prepare and provide to Seller the form of such estoppel certificates. Seller shall forward to Purchaser copies of any such executed estoppel certificates if, as and when Seller receives them. Within ten (10) days following Closing, Purchaser shall deliver to the Property Management Director of the City of Dallas (i) evidence of Purchaser’s ownership of the Property, (ii) a copy of the executed License Assignments and (iii) Purchaser’s written acceptance of the provisions of the ordinances granting the City Licenses, each as further described in the City Licenses.
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES
Section 8.1    Seller’s Representations and Warranties. The following constitute the sole representations and warranties of Seller with respect to the purchase and sale of the Property contemplated hereby. Subject to the limitations set forth in Article XVI of this Agreement, Seller represents and warrants to Purchaser the following as of the Effective Date:

(a)    Status. Seller is a limited partnership duly organized and validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and in good standing under the laws of the State of Texas.
(b)    Authority; Enforceability; Consents. The execution and delivery of this Agreement and the performance of Seller’s obligations hereunder have been duly authorized by all necessary action on the part of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to equitable principles and principles governing creditors’ rights generally. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of Seller’s obligations under this Agreement.
(c)    Non-Contravention. The execution and delivery of this Agreement by Seller and the performance by Seller of Seller’s obligations under this Agreement will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the organizational documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Seller is a party or by which it is bound.
(d)    Suits and Proceedings, No Violation Notices. Except as listed in Exhibit E, there are no legal actions, suits or similar proceedings or violation notices pending and served, or to Seller’s Knowledge, threatened (in writing) against the Property, Seller relating to the Property, or Seller’s ownership or operation of the Property, including without limitation, condemnation, takings by an Authority or similar proceedings. There are no actions, suits or proceedings pending or, to Seller’s Knowledge, threatened, against or affecting Seller which, if determined adversely to Seller, would adversely affect its ability to perform its obligations hereunder.
(e)    No Bankruptcy. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, admitted in writing its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally, and Seller has received no written notice of and has no knowledge of (i) the filing of any involuntary petition by Seller’s creditors, (ii) the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, or (iii) the attachment or other judicial seizure of all, or substantially all, of Seller’s assets.
(f)    Non-Foreign Entity. Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
(g)    Tenant Leases and Tenants. The list of Tenants and Tenant Leases set forth on Exhibit F-1 attached hereto constitutes all of the Tenants under Tenant Leases and the Tenant Leases affecting the Real Property and Improvements. There are no written leases or occupancy agreements affecting the Real Property and Improvements or by which Seller is bound other than the Tenant Leases listed on Exhibit F-1. The copies of the Tenant Leases that have been provided or made available to Purchaser are true, correct and complete in all material respects. Except as disclosed on Exhibit F-1, Seller has not given or received written notice of any uncured material default by any party under any Tenant Lease. The Tenant Leases have not been modified or amended except as set forth on Exhibit F-1. The list of Tenant Deposits in the form of cash and letters of credits set forth on Exhibits F-2 and F-3 attached hereto constitutes all of the Tenant Deposits under Tenant Leases. Except as set forth on Exhibit F-4, no rent has been paid by any Tenant more than one month in advance.
(h)    Service Contracts. The Documents made available to Purchaser pursuant to Section 5.2(a) hereof include copies of all Service Contracts listed on Exhibit B under which Seller is currently paying for services rendered in connection with the Property. Exhibit B is a true, correct and complete list of the Service Contracts in effect as of the date hereof and Seller has delivered or made available to Purchaser for review, true, correct and complete copies of all Service Contracts, as set forth on Exhibit B. Except as disclosed on Exhibit B, Seller has not given or received written notice of any uncured material default by any party under any Service Contract. The Service Contracts have not been modified or amended except as set forth on Exhibit B.
(i)    Leasing Costs. Except as set forth on Exhibit G attached hereto, there are no unpaid Leasing Costs due and payable or outstanding in connection with the existing or any exercised renewal or extension terms of, or any exercised expansions under, the Tenant Leases in effect on the Effective Date.
(j)    Available Environmental Reports. To Seller’s Knowledge, Seller has provided or made available to Purchaser all third-party reports commissioned by Seller within the last five (5) years and during its period of ownership that pertain to the analysis of Hazardous Substances at the Property, which reports are listed on Exhibit F-5.
(k)    Employee Matters. Seller has no employees at the Property.
(l)    Prohibited Persons. Neither Seller, nor any Affiliate of Seller nor any Person that directly or indirectly owns ten percent (10%) or more of the outstanding equity in Seller (collectively, the “Seller Persons”), is, or has been determined by the U.S. Secretary of the Treasury to be acting on behalf of, a Blocked Person, or has otherwise been designated as a Person (i) with whom an entity organized under the laws of the United States is prohibited from entering into transactions or (ii) from whom such an entity is prohibited from receiving money or other property or interests in property, pursuant to the Executive Order or otherwise. In addition, no Seller Person is located in, or operating from, a country subject to U.S. economic sanctions administered by OFAC.
(m)    Condemnation. There are currently no pending condemnation or eminent domain proceedings relating to the Property and Seller has received no written notice from any Authority that any such proceeding is currently contemplated at the Property.

(n)    Violation of Law (Condition of Property). Seller has received no written notice from any Authority requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any applicable federal, state, county or municipal law, code, rule or regulation, which has not been cured or waived.
Section 8.2    Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller the following:
(a)    Status. Purchaser is a limited liability company duly organized and validly existing under the laws of the State of Delaware.
(b)    Authority; Enforceability. The execution and delivery of this Agreement and the performance of Purchaser’s obligations hereunder have been duly authorized by all necessary action on the part of Purchaser, and this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to equitable principles and principles governing creditors’ rights generally.
(c)    Non-Contravention. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of Purchaser’s obligations under this Agreement will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the organizational documents of Purchaser, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Purchaser is a party or by which it is bound.
(d)    Consents. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of Purchaser’s obligations under this Agreement.
(e)    Prohibited Persons. Neither Purchaser, nor any Affiliate of Purchaser nor any Person that directly or indirectly owns 10% or more the outstanding equity in Purchaser (collectively, the “Purchaser Persons”), is, or has been determined by the U.S. Secretary of the Treasury to be acting on behalf of, a Blocked Person, or has otherwise been designated as a Person (i) with whom an entity organized under the laws of the United States is prohibited from entering into transactions or (ii) from whom such an entity is prohibited from receiving money or other property or interests in property, pursuant to the Executive Order or otherwise. In addition, no Purchaser Person is located in, or operating from, a country subject to U.S. economic sanctions administered by OFAC.
(f)    ERISA. Purchaser is not an “employee benefit plan,” as defined in Section 3(3) of ERISA. None of the transactions contemplated herein (including those transactions occurring after the Closing) shall constitute a “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA.

ARTICLE IX
CONDEMNATION AND CASUALTY
Section 9.1    Significant Casualty. If, prior to the Closing Date, all or any portion of the Real Property and the Improvements is destroyed or damaged by fire or other casualty, Seller will notify Purchaser of such casualty. Purchaser will have the option, in the event all or any Significant Portion of the Real Property and the Improvements is so destroyed or damaged, to terminate this Agreement upon notice to Seller given not later than ten (10) days after receipt of Seller’s notice. If this Agreement is terminated, the Earnest Money Deposit will be returned to Purchaser upon Purchaser’s compliance with Section 4.6 and thereafter neither Seller nor Purchaser will have any further rights or obligations to the other hereunder except with respect to the Termination Surviving Obligations. If Purchaser does not elect to terminate this Agreement, Seller will not be obligated to repair such damage or destruction, but (a) Seller will assign and turn over to Purchaser all of the insurance proceeds net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty (excluding any proceeds of insurance that are payable on account of any business interruption, rental insurance or similar coverage intended to compensate Seller for loss of rental or other income from the Property attributable to periods prior to the Closing), and (b) the parties will proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price, except that Purchaser will receive a credit against cash due at Closing for the amount of the deductible on such insurance policy less any amounts expended by Seller to make such repairs or to remedy any unsafe conditions at the Property, other than repairs which are the responsibility of Tenants under Tenant Leases as reasonably estimated by Seller.
Section 9.2    Casualty of Less Than a Significant Portion. If less than a Significant Portion of the Real Property and the Improvements are damaged as aforesaid, Purchaser shall not have the right to terminate this Agreement and Seller will not be obligated to repair such damage or destruction, but (a) Seller will assign and turn over to Purchaser all of the insurance proceeds net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty (excluding any proceeds of insurance that are payable on account of any business interruption, rental insurance or similar coverage intended to compensate Seller for loss of rental or other income from the Property attributable to periods prior to the Closing), and (b) the parties will proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price, except that Purchaser will receive a credit against cash due at Closing for the amount of the deductible on such insurance policy less any amounts expended by Seller to make such repairs or to remedy any unsafe conditions at the Property, other than repairs which are the responsibility of Tenants under Tenant Leases as reasonably estimated by Seller.
Section 9.3    Condemnation of Property. In the event of condemnation or sale in lieu of condemnation of all or any Significant Portion of the Real Property and the Improvements, or if Seller shall receive an official notice from any governmental authority having eminent domain power over the Real Property and the Improvements thereon of its intention to take, by eminent domain proceeding, all or any Significant Portion of the Real Property and the Improvements, prior to the Closing, Purchaser will have the option, by providing Seller written notice within ten (10)

days after receipt of Seller’s notice of such condemnation or sale, of terminating Purchaser’s obligations under this Agreement or electing to have this Agreement remain in full force and effect. In the event Purchaser does not terminate this Agreement pursuant to the preceding sentence or Purchaser does not have the right to terminate this Agreement pursuant to this Section 9.3, Seller will assign to Purchaser any and all claims for the proceeds of such condemnation or sale to the extent the same are applicable to the Real Property and the Improvements, and Purchaser will take title to the Real Property and the Improvements with the assignment of such proceeds and subject to such condemnation and without reduction of the Purchase Price. Should Purchaser elect to terminate Purchaser’s obligations under this Agreement under the provisions of this Section 9.3, the Earnest Money Deposit will be returned to Purchaser upon Purchaser’s compliance with Section 4.6 and thereafter neither Seller nor Purchaser will have any further rights or obligations to the other hereunder except with respect to the Termination Surviving Obligations.
ARTICLE X
CLOSING
Section 10.1    Closing. The Closing of the sale of the Property by Seller to Purchaser will occur on the Closing Date, TIME BEING OF THE ESSENCE, through the escrow established with the Title Company. Seller shall have the right to extend the Closing Date one or more times, to a date no later than thirty (30) days after the scheduled Closing Date to the extent deemed necessary by Seller to satisfy Closing conditions. At Closing, the events set forth in this Article X will occur, it being understood that the performance or tender of performance of all matters set forth in this Article X are mutually concurrent conditions which may be waived by the party for whose benefit they are intended.
Section 10.2    Purchaser’s Closing Obligations. On or before the Deposit Time, Purchaser, at its sole cost and expense, will deliver the following items in escrow with the Title Company pursuant to Section 4.4, for delivery to Seller at Closing as provided herein:
(a)    The Purchase Price, after all adjustments and credits are made at the Closing as herein provided, by Federal Reserve wire transfer of immediately available funds, in accordance with the timing and other requirements of Section 3.3;
(b)    Four (4) counterparts of the General Conveyance, duly executed by Purchaser;
(c)    One (1) counterpart of each of the Tenant Notice Letters and the Service Contract Notice Letters, duly executed by Purchaser;
(d)    Four (4) counterparts of each License Assignment, duly executed by Purchaser;
(e)    Evidence reasonably satisfactory to the Title Company and Seller that the person executing the Closing Documents on behalf of Purchaser has full right, power and authority to do so, and evidence that the Purchaser is duly organized and authorized to execute this Agreement and all other documents required to be executed by Purchaser hereunder;
(f)    Such other transfer and tax forms, if any, as may be required by state and local Authorities as part of the transfer of the Property; and
(g)    Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, without limitation, the “Closing Statement” as that term is defined in Section 10.4 below, duly executed and delivered (provided the same do not increase in any material respect the costs to, or liability or obligations of, Purchaser in a manner not otherwise provided for herein).
Section 10.3    Seller’s Closing Obligations. (i) On or before the Deposit Time, Seller, at its sole cost and expense, will deliver the following items (a), (b), (c), (d), (e), (f), (g), (k), (l), (m) and (n) in escrow with the Title Company pursuant to Section 4.4, for delivery to Purchaser at Closing as provided herein and (ii) upon receipt of the Purchase Price, Seller shall deliver the following items (h), (i) and (j) to Purchaser at the Property:
(a)    A special warranty deed substantially in the form attached hereto as Exhibit I (the “Deed”), duly executed and acknowledged by Seller conveying to Purchaser the Real Property and the Improvements, using the Real Property description attached hereto as Exhibit A, which Deed shall be delivered to Purchaser by the Title Company agreeing to cause same to be recorded in the Official Records, and a quit claim deed (“Quit Claim Deed”), duly executed and acknowledged by Seller conveying to Purchaser the Real Property, using the Real Property description set forth in the PTR and on the Updated Survey, which Quit Claim Deed shall be delivered to Purchaser by the Title Company agreeing to cause same to be recorded in the Official Records.
(b)    Four (4) counterparts of the General Conveyance, Bill of Sale and Assignment and Assumption substantially in the form attached hereto as Exhibit H (the “General Conveyance”), duly executed by Seller;
(c)    One (1) counterpart of the form of Tenant Notice Letters and the Service Contract Notice Letters, duly executed by Seller;
(d)    Four (4) counterparts of each License Assignment, duly executed by Seller;
(e)    Evidence reasonably satisfactory to the Title Company and Purchaser that the person executing the Closing Documents on behalf of Seller has full right, power and authority to do so, and evidence reasonably satisfactory to the Title Company and Purchaser that the Seller is duly organized and authorized to execute this Agreement and all other documents required to be executed by Seller hereunder, including pursuant to and complying with the requirements in Item Nos. 8 and 12 on Schedule C to the PTR;

(f)    A certificate in the form attached hereto as Exhibit J (“Certificate as to Foreign Status”) from Seller certifying that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended;
(g)    The Tenant Deposits, at Seller’s option, either (i) in the form of a cashier’s check issued by a bank reasonably acceptable to Purchaser, or (ii) as part of an adjustment to the Purchase Price. With respect to those Tenant Leases for which Seller or its lender are holding letters of credit as security deposits, there shall not be any credit to, or adjustment in, the Purchase Price, and Seller shall deliver such original letters of credit to Purchaser at Closing, together with all necessary transfer documentation, so that Purchaser and the applicable Tenants can arrange to have the letters of credit reissued in favor of, or endorsed to, Purchaser. Seller agrees to cooperate with Purchaser post-Closing in connection with the reissuance or endorsement of any letters of credit and act at the reasonable discretion of Purchaser with respect thereto, until the letters of credit are re-issued or endorsed to Purchaser. Seller shall pay all transfer, re-issuance and/or other fees relating to such transfers and/or re-issuance of such letters of credit;
(h)    The Personal Property for the Property;
(i)    All original Licenses and Permits, City Licenses, License Agreements, Service Contracts and Tenant Leases for the Property in Seller’s possession and control, together with an electronic version in “Word” of the form of tenant lease used by Seller for the Property;
(j)    All keys to the Improvements which are in Seller’s possession for the Property;
(k)    Such other transfer and tax forms, if any, as may be required by state and local Authorities as part of the transfer of the Property;
(l)    An owner’s certificate in the form attached hereto as Exhibit P;
(m)    Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, without limitation, the Closing Statement duly executed and delivered (provided the same do not increase in any material respect the costs to, or liability or obligations of, Seller in a manner not otherwise provided for herein); and
(n)    Evidence reasonably satisfactory to Purchaser of the termination of those Service Contracts which Purchaser has designated are to be terminated by Seller at and as of Closing under Section 5.2(f).
Section 10.4    Prorations.
(a)    Seller and Purchaser agree to adjust, as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Closing Time”), the following (collectively, the “Proration Items”) real estate and personal property taxes and assessments for the year in which Closing occurs, utility bills (except as hereinafter provided), collected Rentals (subject to the terms of paragraph (b) below) and operating expenses payable by the owner of the Property (on the basis of a 365 day year, actual days elapsed). Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including the Closing Time, and Purchaser will be charged and credited for all of the Proration Items relating to the period after the Closing Time. Such preliminary estimated Closing prorations shall be set forth on a preliminary closing statement to be prepared by Seller and submitted to Purchaser for Purchaser’s approval (which approval shall not be unreasonably withheld) two (2) days prior to the Closing Date (the “Closing Statement”). The Closing Statement, once agreed upon, shall be signed by Purchaser and Seller and delivered to the Title Company for purposes of making the preliminary proration adjustment at Closing subject to the final cash settlement provided for below. The preliminary proration shall be paid at Closing by Purchaser to Seller (if the preliminary prorations result in a net credit to Seller) or by Seller to Purchaser (if the preliminary prorations result in a net credit to Purchaser) by increasing or reducing the cash to be delivered by Purchaser in payment of the Purchase Price at the Closing. If the actual amounts of the Proration Items are not known as of the Closing Time, the prorations will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received, re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Seller and Purchaser. No prorations will be made in relation to insurance premiums (except to the extent covered by the proration of Operating Expense Recoveries), and Seller’s insurance policies will not be assigned to Purchaser. Final readings and final billings for utilities will be made if possible as of the Closing Time, in which event no proration will be made at the Closing with respect to utility bills (except to the extent covered by the proration of Operating Expense Recoveries). Seller will be entitled to all deposits presently in effect with the utility providers, and Purchaser will be obligated to make its own arrangements for deposits with the utility providers. A final reconciliation of Proration Items shall be made by Purchaser and Seller on or before August 31, 2016 (herein, the “Final Proration Date”); provided that such reconciliation, as it relates to real estate taxes shall be made within thirty (30) days following the issuance of the 2016 tax bills for the Real Property and the Improvements. The provisions of this Section 10.4 (excluding subsection (e) which is governed by Section 3.2 above), will survive the Closing until Final Proration Date, and in the event any items subject to proration hereunder are discovered prior to Final Proration Date, the same shall be promptly prorated by the parties in accordance with the terms of this Section 10.4.
(b)    Purchaser will receive a credit on the Closing Statement for the prorated amount (as of the Closing Time) of all Rentals previously paid to and collected by Seller and attributable to any period following the Closing Time. After the Closing, Seller will cause to be paid or turned over to Purchaser all Rentals, if any, received by Seller after Closing and properly attributable to any period following the Closing Time. “Rentals” includes fixed monthly rentals, parking rentals and charges, additional rentals, percentage rentals, escalation rentals (which include such Tenant’s proportionate share of building operation and maintenance costs and expenses as provided for under the applicable Tenant Lease, to the extent the same exceeds any expense stop specified in such Tenant Lease), retroactive rentals, administrative charges, utility charges, tenant or real property association dues, storage rentals, special event proceeds, temporary rents, telephone receipts, locker rentals, vending machine receipts and other sums and charges payable to the landlord under the Tenant Lease or from other occupants or users of the Property, excluding specific tenant billings which are governed by Section 10.4(d). Rentals are “Delinquent” if they were due prior to the Closing Time and payment thereof has not been made on or before the Closing Time. Delinquent Rentals will not be prorated and shall not include, but shall exclude, any amounts of Operating Expense Recoveries paid by Purchaser to Seller pursuant to Section 10.4(d). For a period of three (3) months after Closing, Purchaser agrees to include on any rental invoices provided by Purchaser to Tenants the amount of any Delinquent Rentals owed by such Tenants if known to or by Purchaser, but Purchaser will have no liability for the failure to collect any such amounts and will not be required to conduct lock-outs or take any legal or other action to enforce collection of any such amounts owed to Seller by Tenants of the Property. Seller shall have the right to pursue Delinquent Rentals after Closing including instituting legal actions, but in no event shall Seller be permitted to institute eviction proceedings against any Tenant or take any action against a Tenant which would affect such Tenant’s right to occupy the premises demised under its Tenant Lease. With respect to any Delinquent Rentals received by Purchaser within six (6) months after Closing (the “Delinquent Rental Proration Period”), Purchaser shall pay to Seller any rent or payment actually collected during the Delinquent Rental Proration Period properly attributable to the period prior to the Closing Time. All sums collected by Purchaser during the Delinquent Rental Proration Period, from such Tenant (excluding tenant specific billings for tenant work orders and other specific services as described in and governed by Section 10.4(d) below, which shall be payable to and belong to Seller in all events, notwithstanding anything herein to the contrary) will be applied first to amounts currently owed by such Tenant to Purchaser (including Delinquent Rentals attributable to the period after the Closing Time), then any collection costs of Purchaser related to such Tenant, and then to prior delinquencies owed by Tenant to Seller. Any sums collected by Purchaser and due Seller will be promptly remitted to Seller, and any sums collected by Seller and due Purchaser will be promptly remitted to Purchaser.
(c)    Seller will prepare a reconciliation as of the Closing Time of the amounts of all billings and charges to Tenants for operating expenses and taxes (collectively, “Operating Expense Recoveries”) for calendar year 2016. If less amounts have been collected from Tenants for Operating Expense Recoveries for calendar year 2016 than would have been owed by Tenants under the Tenant Leases if the reconciliations under such Tenant Leases were completed as of the Closing Time based on the operating expenses incurred by Seller for calendar year 2016 up to the Closing Time (as prorated pursuant to Section 10.4(a) above), Purchaser will pay such difference to Seller at Closing as an addition to the Purchase Price. If more amounts have been collected from Tenants for Operating Expense Recoveries for calendar year 2016 than would have been owed by Tenants under the Tenant Leases if the reconciliations under the Tenant Leases were completed as of the Closing Time based on the operating expenses incurred by Seller for calendar year 2016 up to the Closing Time (as prorated pursuant to Section 10.4(a) above), Seller will pay to Purchaser at Closing as a credit against the Purchase Price such excess collected amount. Purchaser and Seller agree that such proration of Operating Expense Recoveries at Closing for calendar year 2016 will fully relieve Seller from any responsibility to Tenants or Purchaser (except in the event of any audits performed by Tenants or any uncontrollable expenses, e.g. real estate taxes, which may increase or result in amounts being owed by Seller to Purchaser hereunder) and Purchaser from any responsibility to Seller for such matters subject to Seller’s and Purchaser’s right and obligation to finalize prorations prior to the Final Proration Date, solely to make adjustments necessary to the extent estimates used in the calculation of such reconciliation at Closing differ from actual bills received after Closing for those items covered by such reconciliation at Closing or to correct any errors. In this regard, the foregoing proration will fully relieve Seller from any responsibility to Tenants or Purchaser (except in the event of any audits performed by Tenants or any uncontrollable expenses, e.g. real estate taxes, which may increase or result in amounts being owed by Seller to Purchaser hereunder) and Purchaser from any responsibility to Seller for such matters and Purchaser will be solely responsible, from and after Closing, for (i) collecting from Tenants the amount of any outstanding Operating Expense Recoveries for calendar year 2016 for periods before and after Closing, and (ii) reimbursing Tenants for amounts attributable to Operating Expense Recoveries for calendar year 2016, as may be necessary based on annual reconciliations for Operating Expense Recoveries for such calendar year.
(d)    With respect to specific tenant billings for work orders, special items performed or provided at the request of a Tenant or other specific services, which are collected by Purchaser or Seller after the Closing Time but expressly state they are for such specific services rendered by Seller or its property manager prior to the Closing Time, Purchaser shall cause such collected amounts to be paid to Seller, or Seller may retain such payment if such payment is received by Seller after the Closing Time.
(e)    (i) Seller shall pay all Leasing Costs due and payable or outstanding in connection with the existing and any exercised renewal or extension terms of, and any exercised expansions under, the Tenant Leases in effect on the Effective Date, which Seller represents and warrants are identified on Exhibit G attached hereto to the extent unpaid as of the Closing Date; (ii) Purchaser will be solely responsible for and shall pay all Leasing Costs incurred or to be incurred in connection with any new Tenant Lease, or the renewal, expansion, or modification of any Tenant Lease executed on or after the Effective Date (whether before or after the Closing Date), provided the material terms of which have been approved, if applicable, by Purchaser in accordance with Section 7.1(d); (iii) Purchaser shall be responsible for and shall pay all Leasing Costs associated with that certain lease to be entered into with Baker & McKenzie LLP, provided the terms of such lease have been approved by Purchaser and except for the base building improvements portion of such Leasing Costs in the amount of $375,000.00 which shall be the responsibility of Seller; and (iv) to the extent Leasing Costs described in clause (i) above and/or the base building improvements portion of the Leasing Costs described in clause (iii) above remain unpaid as of Closing, Purchaser shall receive a credit from Seller therefor at Closing and Purchaser shall be responsible after Closing for paying any Leasing Costs for which Purchaser received such a credit.
Section 10.5    Delivery of Real Property. Concurrently with the Closing, Seller will deliver to Purchaser possession of the Real Property and Improvements, subject only to the Tenant Leases and the Permitted Exceptions.
Section 10.6    Costs of Title Company and Closing Costs. Costs of the Title Company and other Closing costs incurred in connection with the Closing will be allocated as follows:

(a)    Purchaser will pay (i) all premium and other incremental costs for obtaining the Title Policy and all endorsements thereto not paid by Seller pursuant to Section 10.6(b), including the so-called “Survey Deletion”, (ii) all premiums and other costs for any mortgagee policy of title insurance, including but not limited to any endorsements or deletions, (iii) Purchaser’s attorney’s fees, (iv) any costs of updating the Updated Survey, (v) 1/2 of all of the Title Company’s escrow and closing fees, if any, and (vi) the costs of recording any mortgages and related documents.
(b)    Seller will pay (i) the cost of the Updated Survey, (ii) 1/2 of all of the Title Company’s escrow and closing fees, (iii) Seller’s attorneys’ fees, (iv) the costs of recording the Deed and the Quit Claim Deed, (v) the base premium for the Title Policy, but excluding any endorsements thereto, (vi) prepayment penalties or premiums incurred by Seller with respect to prepaying the Property’s existing mortgage indebtedness at Closing (if any), and (vii) all costs and expenses to perform its obligations under Section 6.2(c) and/or in connection with the Must-Cure Matters.
(c)    Any other costs and expenses of Closing not provided for in this Section 10.6 shall be allocated between Purchaser and Seller in accordance with the custom in the county in which the Real Property is located.
(d)    If the Closing does not occur on or before the Closing Date for any reason whatsoever, the costs incurred through the date of termination will be borne by the party incurring same.
Section 10.7    Post Closing Delivery of Tenant Notice Letters and Service Contract Notice Letters.
(a)     Immediately following Closing, Purchaser will deliver to each Tenant (via messenger or certified mail, return receipt requested) a written notice executed by Purchaser and Seller (i) acknowledging the sale of the Property to Purchaser, (ii) acknowledging that Purchaser has received an assignment of the Tenant Lease and is responsible for the Tenant Deposits (specifying the exact amount of the Tenant Deposits) and (iii) indicating that rent should thereafter be paid to Purchaser and giving instructions therefor (the “Tenant Notice Letters”). Purchaser shall provide to Seller a copy of each Tenant Notice Letter promptly after delivery of same, and proof of delivery of same promptly after such proof is available. This Section 10.7(a) shall survive Closing.
(b)    Immediately following Closing, Purchaser will deliver to each service provider or broker (via messenger or certified mail, return receipt requested) a written notice executed by Purchaser and Seller (i) acknowledging the sale of the Property to Purchaser, (ii) acknowledging that Purchaser has received an assignment of the Service Contract and (iii) indicating Purchaser’s address for notice under the Service Contract (the “Service Contract Notice Letters”). Purchaser shall provide to Seller a copy of each Service Contract Notice Letter promptly after delivery of same, and proof of delivery of same promptly after such proof is available. This Section 10.7(b) shall survive Closing.

Section 10.8    General Conditions Precedent to Purchaser’s Obligations Regarding the Closing. In addition to the conditions to Purchaser’s obligations set forth in this Article X, the obligations of Purchaser to close the transaction hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions, any of which may be waived by written notice from Purchaser to Seller and all of which shall be deemed waived upon Closing:
(a)    Seller shall have complied in all material respects with and otherwise performed in all material respects each of the covenants and obligations of Seller set forth in this Agreement including, without limitation, Section 10.3, as of the Closing Date;
(b)    The Title Company, Bridge Title and Chicago Title shall be unconditionally and irrevocably committed to co-insure and issue the Title Policy, using the Co-Insurance Endorsements T-48, as provided in Section 6.3;
(c)    Purchaser shall have received the Acceptable Estoppel Certificates (and Seller Certificate, if applicable) to the extent required under Section 7.2; and
(d)    Subject to Section 10.9, Seller’s representations and warranties made in Section 8.1, Section 10.4(e), Section 11.1 and any Seller Certificate shall be true and correct in all material respects as of the Closing as if remade on the Closing Date, except with respect to Authorized Qualifications and Immaterial Events.
The term “Authorized Qualifications” shall mean any qualifications to the representations and warranties made by Seller in Section 8.1 to reflect (i) new Tenant Leases, Tenant Lease amendments, new Service Contracts, and/or Service Contract amendments, approved in writing by Purchaser to the extent required under this Agreement and executed by Seller in accordance with this Agreement, (ii) any action taken by Seller in accordance with any Tenant Leases, Service Contracts, or Permitted Exceptions not prohibited by this Agreement, and (iii) a Tenant Lease default or a Tenant insolvency occurring after the Effective Date; provided that an Authorized Qualification shall not include a Tenant monetary default or insolvency occurring after the Effective Date which, individually or when taken together with all other Tenant monetary defaults and insolvencies occurring after the Effective Date, involves defaulted and insolvent Tenants who collectively pay gross rent of Five Hundred Seventy Five Thousand Dollars ($575,000) or more per year. The term “Immaterial Events” shall mean facts or events that do not result in a loss of value, damage, claim or expense in excess of Two Hundred Fifty Thousand Dollars ($250,000), in the aggregate. Authorized Qualifications and Immaterial Events shall not constitute a default by Seller or a failure of a condition precedent to Closing.
Section 10.9    Breaches of Seller’s Representations Prior to Closing.
(a)    If, prior to the Closing, there occurs or exists a breach of a representation or warranty of Seller that in the aggregate with all other such breaches has the effect of constituting Authorized Qualifications and/or Immaterial Events, then Purchaser shall have no remedy therefor and must proceed to the Closing with no adjustment of the Purchase Price and Seller shall have no liability therefor. If, prior to the Closing, such a breach (which is not the result of an Authorized

Qualification or an Immaterial Event) occurs for which the damages from all Claims for such breach in the aggregate with all other such breaches are in an amount that exceeds Two Hundred Fifty Thousand Dollars $250,000 (a “Material Breach”), then Purchaser may, as its sole and exclusive remedy, upon the delivery of written notice of such breach to Seller either (i) proceed to close the purchase of the Property without adjustment of the Purchase Price on account of such asserted breach (and with no liability to Seller) and waive any claims against Seller for such Claims with respect to such Material Breach or (ii) terminate this Agreement by the giving of the written notice to Seller of same, which termination shall be effective upon the expiration of the Termination Nullification Period (defined below) unless Seller has theretofore given a Termination Nullification Notice as provided below. If Purchaser has elected to terminate this Agreement pursuant to Section 10.9(a)(ii) above, Purchaser shall receive a refund of the Earnest Money Deposit, and if such Material Breach results from a default by Seller hereunder, Seller shall be obligated to reimburse Purchaser for its reasonable out of pocket costs incurred in connection with this Agreement and the transaction contemplated hereby (including but not limited to its legal fees and expenses in connection with the negotiation of this Agreement, and its due diligence costs in regards to the Property), not to exceed, however, Five Hundred Thousand Dollars ($500,000) in the aggregate (unless Seller’s default is willful and intentional, in which case there shall be no limit on the obligation of Seller to reimburse Purchaser for its out of pocket costs); provided, however, that Seller may nullify such termination within ten (10) Business Days after receipt by Seller of such notice from Purchaser electing to terminate this Agreement (or on the Closing Date, if the Closing Date occurs within such ten (10)-Business-Day period) (the “Termination Nullification Period”) by (x) delivering to Purchaser a notice nullifying such termination (a “Termination Nullification Notice”) and (y) crediting the Purchase Price in the amount of the alleged Claims, in which event Purchaser shall be required to purchase the Property without further adjustment to the Purchase Price under this Section 10.9. Notwithstanding the foregoing, Seller shall not have the right to give a Termination Nullification Notice if the total amount of all alleged Claims exceeds an amount equal to three percent (3%) of the Purchase Price (in Purchaser’s good faith and reasonable estimate).
(b)    Notwithstanding anything to the contrary herein contained, from and after the date of Closing, with respect to any asserted breach of Seller’s representations and warranties, Seller shall have no liability to Purchaser with respect to such breach if Purchaser has received a credit against the Purchase Price with respect to such breach whether pursuant to this Section 10.9 above or otherwise.
Section 10.10    General Conditions Precedent to Seller’s Obligations Regarding the Closing. In addition to the conditions to Seller’s obligations set forth in this Article X, the obligations of Seller to close the transaction hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions, any of which may be waived by written notice from Seller to Purchaser and all of which shall be deemed waived upon Closing:
(a)    Purchaser shall have complied in all material respects with and otherwise performed in all material respects each of the covenants and obligations of Purchaser set forth in this Agreement, including without limitation, Section 10.2, as of the Closing Date.

(b)    The representations and warranties of Purchaser made in Section 8.2 shall be true and correct in all material respects as of Closing as if remade on the Closing Date, with respect to Purchaser or its assignee.
Section 10.11    Failure of Condition. If any condition precedent to Seller’s obligation to effect the Closing (as set forth in Section 10.10) is not satisfied, then Seller shall be entitled to terminate this Agreement by written notice thereof to Purchaser and Title Company by no later than the Closing Date. If any condition precedent to Purchaser’s obligation to effect the Closing (as set forth in Section 10.8) is not satisfied by the Closing Date, then Purchaser shall be entitled to terminate this Agreement by written notice thereof to Seller and Title Company by no later than the Closing Date. If this Agreement is so terminated, then Purchaser shall be entitled to receive the Earnest Money Deposit (and all accrued interest thereon) and neither party shall have any further obligations hereunder, except for Termination Surviving Obligations and except as provided in Section 10.9. Notwithstanding the foregoing, if the applicable conditions precedent are not satisfied due to a default by Seller or Purchaser hereunder, then Article XIII shall govern and this Section 10.11 shall not apply.
ARTICLE XI
BROKERAGE
Section 11.1    Brokers. Seller agrees to pay to HFF, Inc. (“Broker”) a real estate commission at Closing (but only in the event of Closing in strict compliance with this Agreement) pursuant to a separate agreement. Broker acknowledges that the payment of the commission by Seller to Broker will fully satisfy the obligations of Seller for the payment of a real estate commission hereunder. Other than as stated in the first sentence of this Section 11.1, Purchaser and Seller represent and warrant to the other that no real estate brokers, agents or finders’ fees or commissions are due or will be due or arise in conjunction with the execution of this Agreement or consummation of this transaction by reason of the acts of such party, and Purchaser and Seller will indemnify, defend and hold the other party harmless from any brokerage or finder’s fee or commission claimed by any person asserting his entitlement thereto at the alleged instigation of the indemnifying party for or on account of this Agreement or the transactions contemplated hereby. The provisions of this Article XI will survive any Closing or termination of this Agreement.
ARTICLE XII
CONFIDENTIALITY
Section 12.1    Confidentiality. Seller and Purchaser each expressly acknowledges and agrees that, unless and until the Closing occurs, this Agreement, the transactions contemplated by this Agreement, and the terms, conditions, and negotiations concerning the same will be held in confidence by Seller and Purchaser and will not be disclosed by Seller or Purchaser except to their respective legal counsel, accountants, consultants, officers, investors, lenders, clients, partners, directors, and shareholders, and except and only to the extent that such disclosure may be necessary for their respective performances hereunder or as otherwise required by applicable law or court order or in connection with any litigation. Purchaser further acknowledges and agrees that, until the Closing occurs, all information obtained by Purchaser in connection with the Property will not be disclosed by Purchaser to any third persons other than those described above without the prior written consent of Seller. Nothing contained in this Article XII will preclude or limit either party to this Agreement from disclosing or accessing any information otherwise deemed confidential under this Article XII in connection with that party’s enforcement of its rights following a disagreement hereunder, or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings with governmental authorities required by reason of the transactions provided for herein pursuant to an opinion of counsel; provided, however, in the event such disclosure is required pursuant to a subpoena or court order, the applicable party shall promptly notify the other party thereof so that the other party may seek a protective order, waive compliance with this Article XII, and/or take any other action mutually agreed upon by the parties. Notwithstanding the foregoing to the contrary, Purchaser acknowledges and agrees that Seller, and entities which directly or indirectly own the equity interests in Seller, may disclose in press releases, SEC and other filings with governmental authorities, financial statements and/or other communications such information regarding the transactions contemplated hereby and any such information relating to the sale of the Property as may be necessary or advisable under federal or state securities law, rules or regulations (including U.S. Securities and Exchange Commission (“SEC”) rules and regulations or “generally accepted accounting principles” or other accounting rules or procedures). One or more of such owners will be required to publicly disclose the possible transactions contemplated hereby and file this Agreement with the SEC promptly after the execution of the same by both parties or as sooner required by law. The provisions of this Article XII will survive any termination of this Agreement.
ARTICLE XIII
REMEDIES
Section 13.1    Default by Seller.
(a)    If Closing of the purchase and sale transaction provided for herein does not occur as herein provided by reason of any default of Seller, Purchaser may, as Purchaser’s sole and exclusive remedies, elect by written notice to Seller within five (5) days following the scheduled Closing Date, to either (a) terminate this Agreement, in which event Purchaser will receive from the Title Company the Earnest Money Deposit, Seller shall be obligated to reimburse Purchaser for its reasonable out of pocket costs incurred in connection with this Agreement and the transaction contemplated hereby (including, but not limited to, its legal fees and expenses in connection with the negotiation of this Agreement, and its due diligence costs in regards to the Property), not to exceed, however, Five Hundred Thousand Dollars ($500,000) in the aggregate (unless Seller’s default consists of Seller’s intentional refusal to execute and deliver Closing Documents or perform any of it other obligations at the Closing, in which case there shall be no limit on the obligation of Seller to reimburse Purchaser for its out of pocket costs), whereupon Seller and Purchaser will have no further rights or obligations under this Agreement, except with respect to the Termination Surviving Obligations, or (b) pursue specific performance of this Agreement, so long as any action or proceeding commenced by Purchaser against Seller shall be filed within sixty (60) days of the scheduled Closing Date, and, in either event, Purchaser hereby waives all other remedies, including without limitation, any claim against Seller for damages of any type or kind including, without limitation, consequential or punitive damages. Unless otherwise expressly required pursuant to this Agreement, in no event shall Seller be obligated to undertake any of the following (A) change the condition of the Property or restore the same after any fire or casualty; (B) expend money or post a bond to remove or insure over anything other than a Must-Cure Matter or to correct any matter shown on a survey of the Property; (C) secure any permit from any Authority with respect to the Property; or (D) expend any money to repair, improve or alter the Improvements or any portion thereof. Notwithstanding the foregoing, nothing contained in this Section 13.1 will limit Purchaser’s remedies at law, in equity or as herein provided in the event of a breach by Seller of any of the Closing Surviving Obligations after Closing or the Termination Surviving Obligations after termination, subject to the terms and provisions of this Agreement.
Section 13.2    DEFAULT BY PURCHASER. IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREIN DO NOT OCCUR AS PROVIDED HEREIN (TIME BEING OF THE ESSENCE) BY REASON OF ANY DEFAULT OF PURCHASER, PURCHASER AND SELLER AGREE IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE DAMAGES WHICH SELLER MAY SUFFER. PURCHASER AND SELLER HEREBY AGREE THAT (i) AN AMOUNT EQUAL TO THE EARNEST MONEY DEPOSIT, TOGETHER WITH ALL INTEREST ACCRUED THEREON, IS A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT SELLER WOULD SUFFER IN THE EVENT PURCHASER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY, AND (ii) SUCH AMOUNT SHALL BE PAID TO SELLER AND WILL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR PURCHASER’S DEFAULT AND FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY, AND WILL BE SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY) FOR ANY DEFAULT OF PURCHASER RESULTING IN THE FAILURE OF CONSUMMATION OF THE CLOSING, WHEREUPON THIS AGREEMENT WILL TERMINATE AND SELLER AND PURCHASER WILL HAVE NO FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EXCEPT WITH RESPECT TO THE TERMINATION SURVIVING OBLIGATIONS. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION 13.2 HEREIN WILL LIMIT SELLER’S REMEDIES AT LAW, IN EQUITY OR AS HEREIN PROVIDED IN THE EVENT OF A BREACH BY PURCHASER OF ANY OF THE CLOSING SURVIVING OBLIGATIONS AFTER CLOSING OR THE TERMINATION SURVIVING OBLIGATIONS AFTER TERMINATION.
Section 13.3    Consequential and Punitive Damages. Each of Seller and Purchaser waives any right to sue the other for any consequential or punitive damages for matters arising under this Agreement (it being understood that each of Seller and Purchaser has waived the right to obtain incidental, special, exemplary or consequential damages in connection with any default of Purchaser or Seller respectively, or otherwise, which, in the case of Purchaser, include, without limitation, loss of profits or inability to secure lenders, investors or buyers). This Section 13.3 shall survive Closing or termination of this Agreement.

ARTICLE XIV
NOTICES
Section 14.1    Notices. All notices or other communications required or permitted hereunder will be in writing, and will be given by (a) personal delivery, or (b) professional expedited delivery service with proof of delivery, or (c) electronic mail (received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement)), sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee will have designated by written notice sent in accordance herewith and will be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service, as of the date of first attempted delivery on a Business Day at the address or in the manner provided herein, or, in the case of electronic mail transmission, upon receipt if on a Business Day and, if not on a Business Day, on the next Business Day. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement will be as follows:

To Purchaser:
Fortis Property Group, LLC
45 Main Street, Suite 800
Brooklyn, New York 11201
Attn: Jonathan Landau
Email: jlandau@fortispropertygroup.com

with copy to:
Bloodworth Carroll, P.C.
10000 North Central Expressway, Suite 1050
Dallas, Texas 75231
Attention: Thom Bloodworth, Esq.
Email: bloodworth@bcrelaw.com

To Seller:	HINES REIT 2200 ROSS AVENUE LP
c/o Hines Advisors Limited Partnership
2800 Post Oak Boulevard, Suite 4800
Houston, Texas 77056
Attn: Kevin McMeans
Email: kevin.mcmeans@hines.com

with copy to:	HINES REIT 2200 ROSS AVENUE LP
c/o Hines Advisors Limited Partnership
2800 Post Oak Boulevard, Suite 4800
Houston, Texas 77056
Attn: Jason P. Maxwell - General Counsel
Email: jason.maxwell@hines.com

with copy to:	Baker Botts L.L.P.
2001 Ross Avenue, Suite 600
Dallas, Texas 75201
Attn: Jonathan W. Dunlay
Email: jon.dunlay@bakerbotts.com

ARTICLE XV
ASSIGNMENT AND BINDING EFFECT
Section 15.1    Assignment; Binding Effect. Purchaser will not have the right to assign this Agreement without Seller’s prior written consent, to be given or withheld in Seller’s sole and absolute discretion. Notwithstanding the foregoing, Purchaser may assign its rights under this Agreement to an Affiliate of Purchaser without the consent of Seller, provided that any such assignment does not relieve Purchaser of its obligations hereunder. This Agreement will be binding upon and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns, and no other party will be conferred any rights by virtue of this Agreement or be entitled to enforce any of the provisions hereof. Whenever a reference is made in this Agreement to Seller or Purchaser, such reference will include the successors and permitted assigns of such party under this Agreement.
ARTICLE XVI
PROCEDURE FOR INDEMNIFICATION AND LIMITED SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 16.1    Survival of Representations, Warranties and Covenants.
(a)    Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties of Seller and Purchaser set forth in this Agreement, any Seller Certificate, and in any Closing Document (as defined below), will survive the Closing until December 15, 2016. Notwithstanding the immediately preceding sentence or any other provision herein to the contrary, if Seller obtains an estoppel certificate meeting the requirements of Section 7.2(a) hereof from a Tenant before or after Closing, then all representations and warranties made by Seller that are covered in such estoppel certificate shall be null and void, and Purchaser shall accept such estoppel certificate in its place. The Closing Surviving Obligations and Seller’s and Purchaser’s liability thereunder will survive Closing without limitation unless a specified period is otherwise provided in the applicable Closing Surviving Obligation. The Termination Surviving Obligations shall survive termination of this Agreement without limitation unless a specified period is otherwise provided in this Agreement
(b)    Purchaser shall not have any right to bring any action against Seller as a result of (i) any untruth, inaccuracy or breach of such representations and warranties under this Agreement, any Seller Certificate, or any Closing Document, or (ii) the failure of Seller to perform its obligations under any other provision of this Agreement, any Seller Certificate, or under any other document or agreement executed in connection with this Agreement, including all documents and agreements executed at Closing (“Closing Documents”), unless and until the aggregate amount of all liability and losses arising out of all such untruths, inaccuracies, breaches and failures exceeds Two Hundred Fifty Thousand Dollars ($250,000), and then such action against Seller shall not only be for and to the extent of the amount of all liability and losses in excess of $250,000, but such action against Seller shall also be for and to the extent of all or any portion of the amount of all liability and losses under and including $250,000. In addition, in no event will Seller’s liability for all such untruths, inaccuracies, breaches, and/or failures under Section 8.1, any other provision of this Agreement, any Seller Certificate, or under any Closing Documents (including Seller’s liability for attorneys’ fees and costs in connection with such untruths, inaccuracies, breaches and/or failures) exceed, in the aggregate, one and one-half percent (1.5%) of the Purchase Price.
(c)    Notwithstanding anything to the contrary contained in this Agreement, Seller shall have no liability with respect to any of Seller’s representations, warranties and covenants herein if, prior to the Closing, Purchaser has actual knowledge of any breach of a representation, warranty or covenant of Seller herein, or Purchaser obtains knowledge (from whatever source, including, without limitation, any tenant estoppel certificates, as a result of Purchaser’s review of the Due Diligence Items and its due diligence tests, investigations and inspections of the Property, or written disclosure by Seller or Seller’s agents and employees) that contradicts any of Seller’s representations, warranties or covenants herein, and Purchaser nevertheless consummates the transaction contemplated by this Agreement.
(d)    The limitations on Seller’s and Purchaser’s liability contained in this Article XVI are in addition to, and not limitation of, any limitation on liability provided elsewhere in this Agreement or by law or any other contract, agreement or instrument.
ARTICLE XVII
MISCELLANEOUS
Section 17.1    Waivers; Amendments. No waiver of any breach of any covenant or provisions contained herein will be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision contained herein. No extension of time for performance of any obligation or act will be deemed an extension of the time for performance of any other obligation or act. This Agreement may not be amended except in a writing signed by both Seller and Purchaser.
Section 17.2    Recovery of Certain Fees. In the event a party hereto files any action or suit against another party hereto by reason of any breach of any of the covenants, agreements or provisions contained in this Agreement, then in that event the prevailing party will be entitled to have and recover of and from the other party all attorneys’ fees and costs resulting therefrom, subject, however, in the case of Seller, to the limitations set forth in Section 16.1 above. For purposes of this Agreement, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean all court costs and the fees and expenses of counsel to the parties hereto, which may include printing, photostatting, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding. The provisions of this Section 17.2 shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.
Section 17.3    Time of Essence. Seller and Purchaser hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof.

Section 17.4    Construction. Headings at the beginning of each article and section are solely for the convenience of the parties and are not a part of this Agreement. Whenever required by the context of this Agreement, the singular will include the plural and the masculine will include the feminine and vice versa. This Agreement will not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. All exhibits and schedules referred to in this Agreement are attached and incorporated by this reference, and any capitalized term used in any exhibit or schedule which is not defined in such exhibit or schedule will have the meaning attributable to such term in the body of this Agreement. In the event the date on which Purchaser or Seller is required to take any action under the terms of this Agreement is not a Business Day, the action will be taken on the next succeeding Business Day.
Section 17.5    Counterparts; Electronic Signatures Binding. To facilitate execution of this Agreement, this Agreement may be executed in multiple counterparts, each of which, when assembled to include an original, faxed or electronic mail (in .PDF or similar file) signature for each party contemplated to sign this Agreement, will constitute a complete and fully executed agreement. All such fully executed original, faxed or electronic mail (in .PDF or similar file) counterparts will collectively constitute a single agreement, and such signatures shall be legally binding upon the party sending the signature by such electronic means immediately upon being sent by such party.
Section 17.6    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all of the other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to reflect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 17.7    Entire Agreement. This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof, and supersedes all prior understandings (oral or written) with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument, signed by the party to be charged or by its agent duly authorized in writing, or as otherwise expressly permitted herein.
Section 17.8    Governing Law and Venue. THIS AGREEMENT WILL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. THE PARTIES AGREE THAT ANY ACTION IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT AND MAINTAINED IN THE STATE OR FEDERAL COURTS THAT ARE SEATED IN DALLAS, TEXAS, AND THE PARTIES HEREBY CONSENT AND AGREE TO THE JURISDICTION OF SUCH COURTS.
Section 17.9    No Recording. The parties hereto agree that neither this Agreement nor any affidavit concerning it will be recorded.

Section 17.10    Further Actions. The parties agree to execute such instructions to the Title Company and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.
Section 17.11    No Other Inducements. The making, execution and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements other than those expressly set forth herein.
Section 17.12    Exhibits. Exhibits A through P, inclusive, are incorporated herein by reference.
Section 17.13    No Partnership. Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, it being the intention of the parties to merely create the relationship of Seller and Purchaser with respect to the Property to be conveyed as contemplated hereby.
Section 17.14    Limitations on Benefits. It is the explicit intention of Purchaser and Seller that no person or entity other than Purchaser and Seller and their permitted successors and assigns is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, Purchaser and Seller or their respective successors and assigns as permitted hereunder. Nothing contained in this Agreement shall under any circumstances whatsoever be deemed or construed, or be interpreted, as making any third party (including, without limitation, Broker or any Tenant) a beneficiary of any term or provision of this Agreement or any instrument or document delivered pursuant hereto, and Purchaser and Seller expressly reject any such intent, construction or interpretation of this Agreement.
Section 17.15    Exculpation. In no event whatsoever shall recourse be had or liability asserted against any of Seller’s or Purchaser’s partners, members, shareholders, employees, agents, directors, officers or other owners of Seller or Purchaser or their respective constituent members, partners, shareholders, employees, agents directors, officers or other owners. Seller’s direct and indirect shareholders, partners, members, beneficiaries and owners and their respective trustees, officers, directors, employees, agents and security holders, assume no personal liability for any obligations entered into on behalf of Seller under this Agreement and the Closing Documents. Purchaser’s direct and indirect shareholders, partners, members, beneficiaries and owners and their respective trustees, officers, directors, employees, agents and security holders, assume no personal liability for any obligations entered into on behalf of Purchaser under this Agreement and the Closing Documents.
Section 17.16    Waiver of Jury Trial. THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREE THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

Section 17.17     Section 1031 Exchange. In the event that Purchaser elects to purchase the Property as part of a like kind exchange pursuant to Section 1031 of the Code (including, without limitation, a Section 1031 exchange involving tenancy in common interests), Seller agrees to cooperate as reasonably requested with Purchaser in connection therewith and to execute and deliver all documents which reasonably may be required to effectuate such exchange as a qualified transaction pursuant to Section 1031 of the Code; provided, however, that: (a) the Closing shall not be delayed; (b) Seller incurs no additional cost or liability in connection with the like-kind exchange; (c) Purchaser pays all costs associated with the like-kind exchange; (d) Seller is not obligated to take title to any other property; (e) Purchaser’s obligations under this Agreement are not in any way conditioned upon its ability to accomplish any like-kind exchange and in no event shall any actual or proposed like-kind exchange limit or affect Purchaser’s obligations or liabilities under this Agreement; and (f) Purchaser shall be solely responsible for, and shall indemnify, defend and hold Seller harmless from, all liabilities, costs and expenses relating to any actual or proposed like-kind exchange. The indemnification provision set forth above shall survive the Closing or termination of this Agreement.

[The balance of this page has intentionally been left blank. Signature pages follow.]

IN WITNESS WHEREOF, Seller and Purchaser have respectively executed this Agreement to be effective as of the date first above written.

PURCHASER:
FORTIS PROPERTY GROUP, LLC,
a Delaware limited liability company

By: /s/ Joel Kestenbaum
Name: Joel Kestenbaum
Title: President

SELLER:
HINES REIT 2200 ROSS AVENUE LP,
a Delaware limited liability company,
its general partner

By: /s/ Kevin L. McMeans
Name: Kevin L. McMeans
Title: Manager

JOINDER
BY
TITLE COMPANY
Madison Title Agency, LLC, as agent for Stewart Title Guaranty Company, referred to in this Agreement as the “Title Company,” hereby acknowledges that it received this Agreement executed by Seller and Purchaser on the _9__ day of May, 2016, and accepts and agrees to the obligations of the Title Company as set forth herein. The Title Company hereby agrees to hold and distribute the Earnest Money Deposit, when and if made, and interest thereon, and Closing proceeds in accordance with the terms and provisions of this Agreement. It further acknowledges that it hereby assumes all responsibilities for information reporting required under Section 6045(e) of the Internal Revenue Code.

MADISON TITLE AGENCY, LLC, as agent for
Stewart Title Guaranty Company

By: /s/ Samuel Herskovits
Name: Samuel Herskovits
Title: Director of Texas Operations

JOINDER BY BROKER
The undersigned Broker joins herein to evidence such Broker’s agreement to the provisions of Section 11.1 and to represent to Seller and Purchaser that such Broker (i) knows of no other brokers, salespersons or other parties entitled to any compensation for brokerage services arising out of this transaction other than those whose names appear in this Agreement, (ii) has not made any of the representations or warranties specifically disclaimed by Seller in Article V and (iii) is duly licensed and authorized to do business in the State of Texas.

HFF, INC.

Date: May __, 2016    By:
Name:
Title:

Address:

License No.:    ____________________

Tax ID. No.:    ____________________